JUNIOR TERM LOAN CREDIT AGREEMENT
                          Dated as of October 31, 2005
                                     among
                          ICON HEALTH & FITNESS, INC.,
                                  as Borrower,


                   THE OTHER CREDIT PARTIES SIGNATORY HERETO,
                               as Credit Parties,


                          THE LENDERS SIGNATORY HERETO

                               FROM TIME TO TIME,
                                  as Lenders,
                                      and
                         BACK BAY CAPITAL FUNDING LLC,
                            as Administrative Agent














1. DEFINITIONS AND RULES OF INTERPRETATION.                                    1
1.1.     Definitions.                                                          1
1.2.     Rules of Interpretation.                                             18
2. THE TERM LOAN.                                                             19
2.1.     Commitment to Lend.                                                  19
2.2.     The Term Notes.  .                                                   19
2.3.     Interest on the Term Loan.                                           19
2.4.     Payments of Principal.                                               19
2.5.     Intentionally Omitted                                                19
2.6.     Fees.                                                                19
3. ADDITIONAL TERM LOAN PAYMENTS.                                             20
3.1.     Mandatory Repayments of Term Loans.                                  20
3.2.     Optional Prepayments of the Term Loan.                               21
4. INTENTIONALLY OMITTED.                                                     21
5. CERTAIN GENERAL PROVISIONS.                                                22
5.1.     Fees.                                                                22
5.2.     Funds for Payments.                                                  22
5.3.     Computations.                                                        23
5.4.     Interest Limitation.                                                 23
5.5.     Interest After Default.                                              23
5.6.     Collateral Security and Guaranty Documents.                          23
6. REPRESENTATIONS AND WARRANTIES.                                            24
6.1.     Corporate Authority, Etc.                                            24
6.2.     Financial Statements; Projections.                                   25
6.3.     Solvency.                                                            26
6.4.     No Material Adverse Change; Distributions.  .                        26
6.5.     Absence of Mortgages and Liens.                                      26
6.6.     Franchises, Patents, Copyrights, etc.                                27
6.7.     Litigation.                                                          27
6.8.     No Materially Adverse Contracts, etc.                                27
6.9.     Compliance with Other Instruments, Laws, etc.                        27
6.10.     Tax Status.                                                         27
6.11.     No Default or Event of Default.                                     28
6.12.     Holding Company and Investment Company Acts.                        28
6.13.     Employee Benefit Plans.                                             28
6.14.     Regulations U and X.                                                29
6.15.     True Copies of Governing Documents.  .                              29
6.16.     Fiscal Year.                                                        29
6.17.     Perfection of Security Interest.  .                                 29
6.18.     Subsidiaries, etc.                                                  29
6.19.     Environmental Compliance.                                           29
6.20.     Bank Accounts.                                                      31
6.21.     Labor Contracts.                                                    31
6.22.     Disclosure.                                                         31
6.23.     Title to Properties.  .                                             31
6.24.     Certain Transactions.                                               32
6.25.     Foreign Assets Control Regulations, Etc..  .                        32
6.26.     Subordinated Debt.                                                  32
7. AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES.                               32
7.1.     Punctual Payment.                                                    32
7.2.     Maintenance of Office.                                               33
7.3.     Records and Accounts.                                                33
7.4.     Financial Statements, Certificates and Information.                  33
7.5.     Notices.                                                             35
7.6.     Legal Existence; Maintenance of Properties.  .                       36
7.7.     Insurance.                                                           37
7.8.     Taxes.                                                               37
7.9.     Compliance with Laws, Contracts, Licenses, and Permits.              37
7.10.     Employee Benefit Plans.                                             38
7.11.     Use of Proceeds.                                                    38
7.12.     Certain Changes.                                                    38
7.13.     Conduct of Business.                                                38
7.14.     Further Assurances.                                                 39
7.15.     Inspection of Properties and Books, etc.                            39
7.16.     Additional Mortgaged Property.                                      40
7.17.     Bank Accounts.                                                      40
8. NEGATIVE COVENANTS OF THE CREDIT PARTIES.                                  41
8.1.     Investments.                                                         41
8.2.     Restrictions on Indebtedness.                                        42
8.3.     Restrictions on Liens.                                               43
8.4.     Restricted Payments.                                                 45
8.5.     Merger, Consolidation and Disposition of Assets.                     46
8.6.     Sale and Leaseback.                                                  46
8.7.     Change of Fiscal Year.                                               47
8.8.     Employee Benefit Plans.                                              47
8.9.     Compliance With Environmental Laws.                                  47
8.10.     Change in Terms of Governing Documents.                             47
8.11.     Creation of Subsidiaries.                                           47
8.12.     Transactions with Affiliates.                                       48
8.13.     Agency Account.                                                     48
8.14.     Cancellation of Indebtedness.                                       49
8.15.     Subordinated Debt.                                                  49
8.16.     Intentionally Omitted.                                              49
8.17.     No Speculative Transactions.                                        49
8.18.     Changes Relating to Certain Agreements.                             49
8.19.     Credit Parties other than the Borrower.                             49
9. FINANCIAL COVENANTS OF THE CREDIT PARTIES.                                 49
9.1.     Consolidated EBITDA.                                                 49
9.2.     Average Secured Funded Debt to Consolidated EBITDA.                  50
9.3.     Combined Facility Borrowing Base.                                    51
10. CLOSING CONDITIONS.                                                       51
10.1.     Loan Documents.                                                     51
10.2.     Certified Copies of Governing Documents.                            51
10.3.     Corporate or Other Action.                                          51
10.4.     Incumbency Certificate.                                             51
10.5.     Validity of Liens.                                                  52
10.6.     Perfection Certificates and Collateral Search Results.              52
10.7.     Certificates of Insurance.                                          52
10.8.     Agency Account Agreements.  .                                       52
10.9.     Borrowing Base Report and Minimum Availability.                     52
10.10.     Accounts Receivable Aging Report.                                  52
10.11.     Inventory Appraisal.                                               53
10.12.     Payment of Closing Fees.                                           53
10.13.     Payoff Letter.  .                                                  53
10.14.     Opinions of Counsel.                                               53
10.15.     Intentionally Omitted.                                             53
10.16.     Title Insurance.                                                   53
10.17.     Hazardous Waste Assessments.                                       53
10.18.     Solvency Certificate.                                              54
10.19.     No Material Adverse Change.                                        54
10.20.     Landlord Waivers.                                                  54
10.21.     Intentionally Omitted.                                             54
10.22.     Collateral Examinations/Appraisals.                                54
10.23.     Financial Statements and Projections.                              54
10.24.     Intercreditor Agreement; Senior Credit Facility Loan Documents.    54
10.25.     Subordinated Debt.                                                 54
11. ADDITIONAL CONDITIONS .                                                   54
11.1.     Representations True; No Default or Event of Default.               54
11.2.     No Legal Impediment.                                                55
11.3.     Governmental Regulation.                                            55
11.4.     Proceedings and Documents.                                          55
11.5.     Payment of Fees.                                                    55
11.6.     Exchange Limitations.  .                                            55
11.7.     Validity of Liens.                                                  55
12. EVENTS OF DEFAULT; ACCELERATION; ETC.                                     55
12.1.     Events of Default and Acceleration.                                 55
12.2.     Intentionally Omitted                                               59
12.3.     Remedies.                                                           59
12.4.     Distribution of Collateral Proceeds.                                59
13. SETOFF.                                                                   60
14. THE AGENT.                                                                61
14.1.     Authorization.                                                      61
14.2.     Foreign Appointments.                                               62
14.3.     Employees and Administrative Agents.                                62
14.4.     No Liability.                                                       63
14.5.     No Representations.                                                 63
14.6.     Payments.                                                           63
14.7.     Intentionally Omitted.                                              64
14.8.     Indemnity.                                                          64
14.9.     Administrative Agent as Lender.                                     64
14.10.     Resignation; Removal.                                              64
14.11.     Notification of Defaults and Events of Default.                    65
14.12.     Duties in the Case of Enforcement.  .                              65
14.13.     Administrative Agent May File Proofs of Claim.                     65
15. EXPENSES.                                                                 66
16. INDEMNIFICATION.                                                          67
17. SURVIVAL OF COVENANTS, ETC.                                               67
18. ASSIGNMENT AND PARTICIPATION.                                             67
18.1.     General Conditions.                                                 67
18.2.     Assignments.                                                        68
18.3.     Register.                                                           69
18.4.     New Notes.                                                          69
18.5.     Participations.                                                     69
18.6.     Payments to Participants.                                           70
18.7.     Assignee or Participant Affiliated with the Credit Parties.  .      70
18.8.     Miscellaneous Assignment Provisions.                                70
19. NOTICES, ETC.                                                             70
20. GOVERNING LAW.                                                            71
21. HEADINGS.                                                                 71
22. COUNTERPARTS.                                                             71
23. ENTIRE AGREEMENT, ETC.                                                    72
24. WAIVER OF JURY TRIAL.                                                     72
25. CONSENTS, AMENDMENTS, WAIVERS, ETC.                                       72
26. SEVERABILITY.                                                             73
27. CONFIDENTIALITY.                                                          74
28. USA PATRIOT ACT.                                                          75
29. DESIGNATION OF PERMITTED LIENS.                                           75

EXHIBITS AND SCHEDULES
Exhibit A     Form of Assignment and Acceptance
Exhibit B     Form of Collateral Update
Exhibit C     Form of Term Note
Exhibit D     Form of Compliance Certificate
Exhibit E     Form of Indenture Borrowing Base Report
Exhibit F     Form of Excess Availability Report

Schedule 1     Lenders, Commitment Percentages, Lending Offices
Schedule 1(a)     Mortgaged Properties
Schedule 6.6     Intellectual Property
Schedule 6.7     Litigation
Schedule 6.8     Material Adverse Contracts
Schedule 6.13     Employment Matters
Schedule 6.18     Subsidiaries
Schedule 6.19     Environmental Matters
Schedule 6.20     Bank Accounts
Schedule 6.21     Labor Contracts
Schedule 6.24     Certain Transactions
Schedule 8.1      Certain Investments
Schedule 8.2(e)     Existing Indebtedness
Schedule 8.3     Existing Liens
Schedule 8.4     Certain Affiliate Payments
Schedule 10.20     Landlord Waivers


JUNIOR TERM LOAN CREDIT AGREEMENT

       This JUNIOR TERM LOAN CREDIT AGREEMENT is made as of October 31, 2005, by and among ICON HEALTH & FITNESS, INC., a Delaware corporation (the "Borrower"), the other Credit Parties party hereto, BACK BAY CAPITAL FUNDING LLC and the other lenders from time to time party hereto, and BACK BAY CAPITAL FUNDING LLC, as administrative agent for itself and the other Lenders (the "Administrative Agent").

1.   DEFINITIONS AND RULES OF INTERPRETATION.
        1.1. Definitions. The following terms shall have the meanings set forth in this section 1 or elsewhere in the provisions of this Junior Term Loan Credit Agreement referred to below:

       A Rated Bank  See section 8.1
       Accounts Receivable. All rights of any Credit Party to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of any Credit Party to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, recorded on books of account in accordance with GAAP.
       Administrative Agent. Back Bay Capital Funding LLC, acting as administrative agent and, with respect to the Security Documents governed by English law, as security trustee, for the Lenders, and each other Person appointed as the successor of the Administrative Agent in accordance with section 14.10.
       Administrative Agent's Fees. Those fees and reimbursable amounts payable to the Administrative Agent as set forth in the Fee Letter.
       Administrative Agent's Office. The Administrative Agent's office located at 40 Broad Street, Boston, MA 02109, or at such other location as the Administrative Agent may designate from time to time.
       Administrative Agent's Special Counsel. Greenberg Traurig, LLP, or such other counsel as may be approved by the Administrative Agent.
       Affiliate. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
       Agency Account Agreement. Those certain "Agency Account Agreements" and related lockbox and deposit control agreements as defined in and pursuant to section 7.17.1 of the Senior Credit Facility Loan Agreement.
       Applicable Margin.  Six percent (6.0%).
       Applicable Rate.  See section 2.3.
       Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Credit Party.
       Approved Fund.  Any Fund that is administered or managed by (a) a Lender,
(b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
       Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by section 18.2), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
       Average Secured Funded Debt. As at any date, the aggregate of (a) all secured funded Indebtedness of the Credit Parties, including, but not limited to the outstanding principal balances of the Senior Credit Facility Loan and the Term Loan, and (b) the outstanding face amount of all letters of credit and bankers acceptances issued under the Senior Credit Facility Loan Agreement and any unpaid drawing amounts thereunder, measured based upon the average month-end balances for such amounts for the twelve (12) month period ending on such date of determination.
       Bain Entities. Collectively, Bain Capital Fund IV, L.P., Bain Capital Fund IV B, L.P., Bain Associates and BCIP Trust Associates, L.P., and funds or trusts managed or controlled by Bain Capital, Inc.
       Balance Sheet Date.  May 31, 2005.
       Base Rate. For any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its "prime rate." The "prime rate" is a rate set by Bank of America, N.A. based upon various factors including Bank of America N.A.'s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If such "prime rate" is discontinued or not published by Bank of America, N.A., then as a standard, a comparable reference rate shall be determined as the floating rate equal to the rate publicly quoted from time to time by The Wall Street Journal in the Money Rate section as the "Prime Rate". Any change in such rate announced by Bank of America N.A., or The Wall Street Journal as the case may be, shall take effect at the opening of business on the day specified in the public announcement of such change.
       Bondholders.  As defined in the Deed of Hypothec.
       Bondholders' Instrument.  As defined in the Deed of Hypothec.
       Bonds. Any bonds, mortgage bonds, debentures or other titles of Indebtedness issued by ICON du Canada and secured under the Deed of Hypothec for the purposes of Article 2692 of the Civil Code of Quebec and includes, without limitation, the Initial Bonds.
       Borrower.  As defined in the preamble hereto.
       Borrower Pledge Agreement. The Pledge Agreement of even date herewith executed by the Borrower in favor of the Administrative Agent, on behalf of itself and the Lenders, pledging all Capital Stock of its Subsidiaries.
       Borrowing Base Report. Each "Borrowing Base Report", as defined in and delivered pursuant to the Senior Credit Facility Loan Agreement.
       Business Day. Any day on which commercial banking institutions in Boston, Massachusetts, are open for the transaction of banking business.
       Canadian Dollars.  Lawful money of Canada.
       Capital Expenditures. With respect to the Credit Parties, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by the Credit Parties during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.
       Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
       Capitalized Leases. Leases under which any Credit Party is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
       Cash Management Bank. Bank of America, N.A., its successors and assigns, in its capacity as the provider of cash management services to the Credit Parties.
       Casualty Event. With respect to any property (including any interest in property) of any Credit Party, any loss of, damage to, or condemnation or other taking of, such property for which any Credit Party receives insurance proceeds, proceeds of a condemnation award or other compensation.
       Change of Control. Any event, transaction or occurrence as a result of which (a) the Existing Holders shall cease to own, directly or indirectly, a majority of the voting stock of Holdings, (b) the Existing Holders shall cease to have or exercise the right, directly or indirectly, to designate at least a majority of the members of the Board of Directors of Holdings, (c) the Existing Holders and their Affiliates cease to own (directly or indirectly) and control all of the economic and voting rights associated with ownership of at least fifty-one percent (51%) of all classes of the outstanding Capital Stock of all classes of Holdings on a fully diluted basis, (d) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Capital Stock of the Borrower, (e) the Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Capital Stock of each of its Subsidiaries or (f) any "Change of Control" (as such term is defined in the Subordinated Notes Documents or the documents governing any other Indebtedness of any Credit Party) shall occur.
       Closing Date. The date on which the conditions set forth in section 10 and 11 have been satisfied and Lenders shall have funded the Term Loan hereunder.
       Code.  The Internal Revenue Code of 1986.
       Collateral. All of the property, rights and interests of any Credit Party that are or are intended to be subject to the Liens created by the Security Documents.
       Collateral Assignment of Intercompany Notes. The Collateral Assignment of Intercompany Notes made by each applicable Credit Party in favor of the Administrative Agent, on behalf of itself and the Lenders.
       Collateral Update Certificate. The Collateral Update Certificate as defined in the Senior Credit Facility Loan Agreement as of the date of this Agreement to be provided to the Agent and Lenders in accordance with 7.4(d) or, in the event that the Borrower no longer prepares such Collateral Update Certificate in accordance with the Senior Credit Facility Loan Agreement, then such alternate certificate signed by the chief financial officer or cash manager of the Borrower in substantially the form of Exhibit B hereto.
       Commitment.  With respect to each Lender, the amount set forth on
Schedule 1 hereto as the portion of the Term Loan to be made by such Lender to the Borrower under this Credit Agreement.
       Commitment Fee.  As provided for in the Fee Letter.
       Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender's percentage of the aggregate Commitments of all of the Lenders.
       Compliance Certificate.  See 7.4(c).
       Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Credit Parties, consolidated in accordance with GAAP.
       Consolidated EBITDA. For any fiscal period, without duplication, an amount equal to (a) consolidated net income of the Credit Parties for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by any Credit Party (including any fixed assets, whether tangible or intangible, and all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of the Credit Parties for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Consolidated Interest Expense, (iii) non-cash loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and
(vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of any Credit Party of any Capital Stock, in each case to the extent included in the calculation of consolidated net income of the Credit Parties for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Credit Parties: (1) the income (or deficit) of any other Person (other than a Subsidiary) in which any Credit Party has an ownership interest, except to the extent any such income has actually been received by a Credit Party in the form of cash dividends or distributions; (2) the undistributed earnings of any Subsidiary of any Credit Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary;
(3) any restoration to income of any extraordinary or contingency reserve except to the extent that such reserve reduced Consolidated EBITDA in such four quarter period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain (but not any aggregate loss) arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Credit Parties; (7) in the case of a successor to any Credit Party by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary of any Credit Party at the date of acquisition of such Subsidiary over the cost to such Credit Party of the investment in such Subsidiary.
       Consolidated Interest Expense. For any fiscal period, interest expense (whether cash or non-cash) of the Credit Parties determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to Indebtedness of any Credit Party and interest expense for the relevant period that has been capitalized on the balance sheet of the Credit Parties.
       Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
       Control Letter.  A letter agreement between the Administrative Agent and
(i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant, as applicable, or clearing house with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of the Administrative Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of the Administrative Agent without further consent by the affected Credit Party.
       Copyright Mortgage. The Memorandum of Grant of Security Interest in Copyrights, made by each applicable Credit Party in favor of the Administrative Agent, on behalf of itself and the Lenders.
       Credit Agreement. This Junior Term Loan Credit Agreement, including the Schedules and Exhibits hereto.
       Credit Parties. Holdings, the Borrower and each of their respective Subsidiaries.
       CS First Boston. Credit Suisse First Boston Corporation, a Delaware corporation.
       CS First Boston Debt. Indebtedness of Holdings issued to CS First Boston in the amount of $7,500,000 pursuant to (i) the Amended and Restated Note Agreement, Dated as of September 27, 1999, and (ii) the 0% Convertible Subordinated Note Due September 27, 2011, dated September 27, 1999, in the form thereof delivered to the Administrative Agent on or prior to the Closing Date.
       Deed of Hypothec. That certain Deed of Hypothec and Issue of Mortgage Bonds dated as of the date hereof between ICON du Canada and the Administrative Agent, acting as fonde de pouvoir pursuant to Article 2629 of the Civil Code of Quebec to secure payment of the applicable Bond.
       Default.  See  12.1.
       Default Rate. An interest rate equal to the Applicable Rate plus (iii) 3% per annum, provided that such amount does not exceed the maximum amount permitted by applicable law, in which case the interest rate will be such lesser permissible amount.
       Derivative Agreement. Any forward contract, futures contract, swap, option or other similar agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (including foreign exchange lines).
       Dollars or $. Dollars in lawful currency of the United States of America.
       Early Termination Fee.  See  2.6.3.
       EBITDA Test Event. The Borrower's failure to maintain Excess Availability of at least Forty Million Dollars ($40,000,000) for a period of three (3) consecutive Business Days.
       Eligible Assignee.  Any of (a) a Lender, (b) an Affiliate of a Lender,
(c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).
       Employee Benefit Plan. (i) Any employee benefit plan within the meaning of 3(3) of ERISA maintained or contributed to by any Credit Party or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan and (ii) with respect to any Canadian Subsidiary, any employee benefit program relating to employees of such Canadian Subsidiary other than pension plans, but including, without limitation, profit sharing, deferred compensation, incentive severance, change of control, phantom stock, stock option, stock purchase, bonus and health or insurance plans and arrangements (in each case, oral or written).
       Employment Agreements. The Employment Agreement dated as of February 27, 2004 among Holdings, the Borrower and Scott Watterson and the Employment Agreement dated as of February 27, 2004 among Holdings, the Borrower and Gary Stevenson, as amended from time to time in accordance with the provisions of this Credit Agreement.
       ERISA.  The Employee Retirement Income Security Act of 1974.
       ERISA Affiliate. Any Person which is treated as a single employer with any Credit Party under 414 of the Code.
       ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
       European Subsidiaries. ICON Health & Fitness Italia SpA, ICON Health & Fitness (Holdings) Limited, ICON Health & Fitness Limited, ICON Health & Fitness France SAS, and AICON Health & Fitness GmBH.
       Excess Availability. As of any date of determination thereof, the difference between (a) the lesser of (i) the "Total Commitment", as defined under and determined in accordance with the Senior Credit Facility Loan Agreement, and (ii) the "Borrowing Base", as defined under and determined in accordance with the Senior Credit Facility Loan Agreement, and (b) the "Revolving Exposure", as defined under and determined in accordance with the Senior Credit Facility Loan Agreement, in each case as the Senior Credit Facility Loan Agreement is in effect as of the date of this Agreement, without giving effect to any subsequent amendments.
       Excess Availability Report. A report signed by the chief financial officer or cash manager of the Borrower setting forth Excess Availability for each Business Day since the date of the last Senior Credit Facility Report delivered by the Borrower to the Administrative Agent, in the form attached hereto as Exhibit F.
       Excess Cash Flow.  For any period, Consolidated EBITDA less the sum of
(a) all Capital Expenditures, (b) cash taxes, (c) all payments of principal on account of the Term Loan, (d) cash interest expense, (e) cash payments under Capitalized Leases, (f) the amount by which working capital as of the beginning of such period is less than working capital as of the end of such period, and
(g) $5,000,000, all as calculated in accordance with GAAP and without duplication.
       Existing Credit Agreement. The Credit Agreement, as amended, dated as of April 9, 2002, among the Borrower, the other credit parties signatory thereto, the lenders signatory thereto, General Electric Capital Corporation, as administrative agent, and the other parties thereto.
       Existing Holders. Collectively, the Bain Entities, CS First Boston, Scott Watterson, Gary Stevenson, , Lee Ming Tsung, Wan-Kung Cho, Stanley C. Tutteman, Inverness/Phoenix Capital LLC, and Robert Gay.
       Event of Default.  See 12.1.
       Fees. Collectively, the Administrative Agent's Fees, the Early Termination Fee and other fees as the Borrower may be obligated to pay as set forth in this Agreement.
       Fee Letter. The fee letter dated of even date herewith among the Borrower and the Administrative Agent.
       Fiscal Month. Any of the monthly accounting periods of the Borrower. Fiscal Quarter. Any of the quarterly accounting periods of the Borrower, ending on or about August 31, November 30, February 28 and May 31 of each year; provided, however that the first three Fiscal Quarters of each Fiscal Year end on the Saturday nearest the dates set forth in this definition.
       Fiscal Year. Any of the annual accounting periods of the Borrower ending on May 31 of each year.
       Free Motion.  Free Motion Fitness, Inc., a Utah corporation.
       Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
       GAAP. (i) When used in 9, whether directly or indirectly through reference to a capitalized term used therein, means (A) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the Fiscal Year ended on the Balance Sheet Date, and (B) to the extent consistent with such principles, the accounting practice of the Credit Parties reflected in the Credit Parties' financial statements for the year ended on the Balance Sheet Date, and (ii) when used in general, other than as provided above, means principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (B) consistently applied with past financial statements of the Credit Parties adopting the same principles, provided that in each case referred to in this definition of "GAAP" a certified public accountant would, insofar as the use of such ac counting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
       Governing Documents. With respect to any Person, its certificate or articles of incorporation, certificate of change of name (if any), certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, memorandum and articles of association, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
       Governmental Authority. Any national, foreign, federal, state, provincial, regional, local municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
       Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of 3(2) of ERISA maintained or contributed to by any Credit Party or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan, and with respect to any Canadian Subsidiary, all pension and retirement plans relating to the current and former employees of such Subsidiary, whether registered or unregistered, funded or unfunded and written or oral, and with respect to such Subsidiary, all pension and retirement plans relating to the current and former employees of such Subsidiary, whether registered or unregistered, funded or unfunded and written or oral.
       Guaranties. Collectively, the Holdings Guaranty, the Subsidiary Guaranty, the ICON du Canada Guaranty, the ICON Fitness Holdings Guaranty, and any other guaranty executed by any Guarantor in favor of the Administrative Agent and the Lenders in respect of the Obligations.
       Guarantors. Holdings, ICON Fitness Holdings, ICON du Canada, ICON New Brunswick, International Holdings, Universal, Free Motion, ICON IP, NordicTrack, and each other Person, if any, that executes a guaranty or other similar agreement in favor of the Administrative Agent in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents.
       Holdings.  HF Holdings, Inc. a Delaware corporation.
       Holdings Guaranty. The guaranty of even date herewith executed by Holdings in favor of the Administrative Agent and the Lenders.
       Holdings Pledge Agreement. The Pledge Agreement of even date herewith executed by Holdings in favor of the Administrative Agent, on behalf of itself and Lenders, pledging all of the Capital Stock of the Borrower.
       ICON du Canada. ICON of Canada Inc./ICON du Canada Inc., a Quebec company.
       ICON du Canada Guaranty. The guaranty of even date herewith executed by ICON du Canada in favor of the Administrative Agent and the Lenders, guarantying the obligations of ICON New Brunswick under the Subsidiary Guaranty.
       ICON du Canada Pledge Agreement. The Hypothec and Pledge of Bonds between ICON du Canada and the Administrative Agent pursuant to which ICON du Canada pledges the Bonds to the Administrative Agent and the Lenders.
       ICON IP.  ICON IP, Inc., a Delaware corporation.
       ICON Fitness Holdings. ICON Health & Fitness (Holdings) Limited, a company incorporated under the laws of England and Wales.
       ICON Fitness Holdings Guaranty. The guaranty dated on or about the date herewith executed by ICON Fitness Holdings in favor of the Administrative Agent and the Lenders.
       ICON Fitness Holdings Pledge Agreements. The charge over shares granted or to be granted by ICON Fitness Holdings in favor of the Administrative Agent, on behalf of itself and the Lenders, charging 65% of the Capital Stock of each European Subsidiary.
       ICON New Brunswick. 510152 N.B. Ltd., a New Brunswick corporation. Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
       (a) every obligation of such Person for money borrowed,
       (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,
       (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances, or similar facilities issued for the account of such Person,
       (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),
       (e) every obligation of such Person under any Capitalized Lease,
       (f) every obligation of such Person under any Synthetic Lease,
       (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,
       (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,
       (i) every obligation of such Person under any Derivative Agreement,
       (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and
       (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through
(j) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
       The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (1) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (2) any Capitalized Lease shall be the present value of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (3) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than Holdings or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (4) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amounts, (5) any Derivative Agreement shall be the maximum amount of any termination or loss payment required to be paid by such Person if such Derivative Agr eement were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (6) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (7) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
       Indenture Borrowing Base Report. A report signed by the chief financial officer or cash manager of the Borrower demonstrating calculation of the Borrowing Base (as defined in the Subordinated Indenture) as of the last day of the most recently ended Fiscal Quarter and the amount of Indebtedness incurred pursuant to Sections 4.09(b)(1) and 4.09(b)(13) of the Subordinated Indenture as of the last day of such Fiscal Quarter in the form of Exhibit E hereto.
       Initial Bonds. The demand mortgage bonds in the amount of Cdn. $600,000,000, each dated the date hereof issued by ICON du Canada in favor of the Administrative Agent under the provisions of the Deed of Hypothec and pledged pursuant to the Deed of Hypothec and the ICON du Canada Pledge Agreement.
       Intercreditor Agreement. That certain Intercreditor Agreement, dated as of the date hereof, among the Credit Parties, the Senior Credit Facility Agent and the Administrative Agent.
       International Holdings. ICON International Holdings, Inc., a Delaware corporation.
       International Pledge Agreements. (a) A pledge agreement dated as of the Closing Date, pledging to the Administrative Agent for the benefit of the Lenders 65% of the Capital Stock of ICON du Canada and 100% of the Capital Stock of ICON New Brunswick and (b) a charge over shares charging in favor of the Administrative Agent for the benefit of the Lenders 100% of the Capital Stock of ICON Fitness Holdings.
       Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect o f any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
       Jumpking.  Jumpking, Inc., a Utah corporation.
       Lender or Lenders. Back Bay Capital Funding LLC and the other lending institutions listed on Schedule 1 hereto, and any other person who becomes an assignee of any rights and obligations of a Lender pursuant to 18.
       Liens. Any encumbrance, mortgage, deed of trust, assignment, attachment, deposit arrangement, lien (statutory, judgment or otherwise), pledge, hypothecation, charge, restriction or other security interest, security agreement, or any interest of any kind securing any obligation of any entity or person, whether such interest is based on common law, civil law, statute or contract..
       Loan Documents. This Credit Agreement, the Term Note(s), the Guaranties, the Security Documents, the Intercreditor Agreement, and any other agreement between any Credit Party and/or the Administrative Agent and/or any Lender relating to fee arrangements.
       Loans.  The Term Loan.
       Management Agreements Each of the Management Agreements dated as of September 24, 1999 among the Borrower, Holdings, and each of Scott Watterson and Gary Stevenson, the Management Agreement dated as of September 24, 1999 among the Borrower, Holdings and Bain Capital, Inc. and Section 7.1(b) of Securities Purchase Agreement dated as of September 24, 1999 between Holdings and CS First Boston, each as amended from time to time in accordance with the provisions of this Credit Agreement.
       Maturity Date.  October 31, 2010.
       Monitoring Fee.  As provided for in the Fee Letter.
       Mortgaged Property. Any Real Estate which is subject to any Mortgage. Mortgages. (a) The mortgage(s) and, if applicable, deed(s) of trust, dated on or prior to the Closing Date, from the Borrower and ICON du Canada to the Administrative Agent with respect to the fee and, if applicable, leasehold interests of such Credit Parties in the properties listed on Schedule 1(a) hereto, and (b) any other deeds of mortgage, deeds of trust, or deeds of leasehold mortgage executed and delivered to the Administrative Agent after the Closing Date pursuant to 7.16 hereof, in each case, in form and substance satisfactory to the Administrative Agent.
       Multiemployer Plan. Any multiemployer plan within the meaning of 3(37) of ERISA maintained or contributed to by any Credit Party or any ERISA Affiliate.
       Non-U.S. Lender.  See 5.2.3.
       NordicTrack.  NordicTrack, Inc., a Utah corporation.
       Obligations. All indebtedness, obligations and liabilities of the Credit Parties to any of the Lenders, the Administrative Agent, or any of their Affiliates, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of the Term Loan or other instruments at any time evidencing any thereof.
       Outstanding or outstanding. With respect to the Term Loan, the aggregate unpaid principal thereof as of any date of determination.
       Patent Agreement. The Patent Collateral Assignment and Security Agreement, made in favor of the Administrative Agent, on behalf of itself and the other Lenders, by each applicable Credit Party.
       PBGC. The Pension Benefit Guaranty Corporation created by 4002 of ERISA and any successor entity or entities having similar responsibilities.
       Perfection Certificates. The Perfection Certificates referenced to and defined in each of the Security Agreements.
       Permitted Acquisition. The acquisition of any Person, business, or specified group of assets (the "Target") by any Credit Party, provided that, with respect to any such acquisition, (1) the Administrative Agent and the Required Lenders approve, in their sole discretion, such acquisition in writing in advance or (2) each of the following conditions is met:
       (a) immediately prior to and after giving effect to, such acquisition, no Default or Event of Default shall then exist, and the Borrower shall so certify;
       (b) the Target is located in the United States or Canada;
       (c) if applicable, the Borrower shall certify compliance with the financial covenant contained in 9 on a pro forma basis after giving effect to such acquisition;
       (d) (i) the consideration therefor shall be paid in cash or by the issuance of unsecured Indebtedness permitted hereby or assumption of unsecured Indebtedness of the Target permitted hereby (provided that any Indebtedness so assumed shall have been in existence prior to, and shall not have been incurred in contemplation of, such acquisition) and shall not be secured by any assets of the Target or the Credit Parties, (ii) the aggregate consideration paid or to be paid (in cash or by such issuance or assumption of Indebtedness) by the Credit Parties in connection with any one such acquisition shall not exceed $5,000,000 and (iii) the aggregate consideration paid or to be paid (in cash or by such issuance or assumption of indebtedness) by the Credit Parties in connection with all such acquisitions made during any Fiscal Year shall not exceed $10,000,000;
       (e) such acquisition shall have been approved by the board of directors and shareholders, if required, of the Target;
       (f) immediately prior to giving effect to such acquisition, Excess Availability shall be no less than $55,000,000;
       (g) at least thirty (30) days prior to the consummation of such acquisition, the Borrower shall deliver to the Administrative Agent updated versions of the most recent projections provided to the Administrative Agent pursuant to the terms of this Credit Agreement, reflecting that Excess Availability shall be $40,000,000 or greater for at least ninety (90) days after the consummation of the acquisition;
       (h) either (i) such acquisition is the acquisition of assets (and assumption of liabilities) only (for use in substantially the same line of business as the line of business of the Credit Parties) or (ii) such acquisition involves the purchase of the Capital Stock or other equity interests of a Target and each of the following conditions is met:
       (A) such acquisition is the acquisition of one hundred percent (100%) of the Capital Stock of such Target;
       (B) such Target is in substantially the same line of business as the Credit Parties;
       (C) one of the Credit Parties is the survivor of any merger or consolidation with such Target;
       (D) not less than thirty (30) Business Days prior to such acquisition, the Borrower shall (i) notify the Administrative Agent and the Lenders thereof identifying the Target, the proposed purchase price and terms of payment thereof, and the proposed closing date for such acquisition, and (ii) provide to the Administrative Agent (A) the most recent draft acquisition agreement relating to such transaction and all related documents, instruments and agreements, and (B) all recent and historical financial information regarding the Target available to the Credit Parties; and
       (E) contemporaneously with the occurrence of any such acquisition, the Borrower shall (I) cause such Target to guaranty all of the Obligations hereunder pursuant to a guaranty in form and substance satisfactory to the Administrative Agent, which such guaranty shall be a Loan Document hereunder,
(II) cause such Target to grant to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a perfected security interest and lien upon all of its assets, subject only to the lien to be granted to the Senior Credit Facility Agent, for the benefit of the Lenders under the Senior Credit Facility, (III) pledge or cause the applicable Credit Party to pledge to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, 100% of the Capital Stock of the Target (limited, in the case of any Target that is a foreign Subsidiary that is a "controlled foreign corporation" under Section 957 of the Internal Revenue Code, to a pledge of 65% of the Capital Stock of each such Target to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower), and (IV) cause such Target to deliver to the Lenders and the Administrative Agent (aa) evidence of proper corporate or other authorization, and (bb) legal opinions with respect to each of the matters and documents set forth in this clause (E), in each case, in form and substance satisfactory to the Administrative Agent and the Lenders; and
       (F) the Borrower shall provide to the Administrative Agent such additional information relating to the Target and the proposed acquisition as the Administrative Agent may reasonably request.
       Permitted Liens.  Liens permitted by 8.3 hereof.
       Person. Any individual, corporation, limited liability company, partnership, limited partnership, trust, unincorporated association, business, or other legal entity, or any Governmental Authority.
       Pledge Agreements. The Borrower Pledge Agreement, the Holdings Pledge Agreement the International Pledge Agreements, and the ICON Fitness Holdings Pledge Agreements and any other pledge agreement or share charge granted by any Credit Party (as required by this Credit Agreement or any other Loan Document).
       Real Estate. All real property at any time owned or leased (as lessee or sublessee) by any Credit Party.
       Register.  See 18.3.
       Related Parties. With respect to any specified Person, such Person's Affiliates and the respective directors and officers of such Person.
       Required Lenders. As of any date, Lenders holding at least fifty-one percent (51%) of the outstanding principal balance of the Term Loan.
       Restricted Payment. With respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Capital Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescissio n of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Capital Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any holder of the Capital Stock of such Credit Party other than payment of compensation in the ordinary course to stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any equity holder or Affiliate of such Credit Party.
       Security Agreement. The Security Agreement of even date herewith entered into by and among the Administrative Agent, on behalf of itself and the Lenders, and each Credit Party that is a signatory thereto.
       Security Documents. The Guaranties, the Security Agreement, the Copyright Agreement, the Patent Agreement, the Trademark Agreement, the Pledge Agreements, the Mortgages, the Collateral Assignment of Intercompany Notes, the U.K. Debenture Agreement, the Agency Account Agreements, the Bonds, the Deed of Hypothec, the ICON du Canada Pledge Agreement and all other instruments and documents, including without limitation Uniform Commercial Code and Personal Property Security Act financing statements, and other equivalent registrations and personal property security filings with respect to any other applicable jurisdiction, control agreements and the like, required to be executed or delivered pursuant to, or in connection with, this Credit Agreement or any other Loan Document.
       Senior Credit Facility Agent. Bank of America, N.A., in its capacity as Administrative Agent under the Senior Credit Facility Loan Agreement, and its successors and assigns in such capacity.
       Senior Credit Facility Loan. The "Obligations" of the Borrower under the Senior Credit Facility Loan Documents.
       Senior Credit Facility Loan Agreement. The Revolving Credit Agreement, dated as of the date hereof, by and among the Credit Parties, certain financial institutions party thereto and the Senior Credit Facility Agent, as agent for such financial institutions.
       Senior Credit Facility Loan Documents. The "Loan Documents", as defined in the Senior Credit Facility Loan Agreement.
       Senior Management. The chairman, president, chief financial officer, chief executive officer, any vice president, the cash manager, the treasurer, the controller, or the general counsel of the Borrower.
       Stockholders Agreement. means the certain Stockholders Agreement among the stockholders of Holdings dated as of September 24, 1999.
       Subordinated Debt. The Indebtedness of the Borrower evidenced by the Subordinated Notes and any other unsecured Indebtedness of any Credit Party that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a subordination and intercreditor agreement or by another written instrument containing subordination provisions in form and substance approved by the Administrative Agent in writing.
       Subordinated Debt Documents. The Subordinated Notes and the Subordinated Indenture.
       Subordinated Indenture. The Indenture between the Borrower and The Bank of New York dated as of April 9, 2002, as from time to time amended.
       Subordinated Notes. The 11.25% unsecured Subordinated Notes due 2012 issued by the Borrower in an aggregate original principal amount of $155,000,000.
       Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.
       Subsidiary Guarantors. The domestic and Canadian Subsidiaries of the Borrower that have executed a Guaranty.
       Subsidiary Guaranty. The guaranty or guaranties granted or to be granted on or about the date hereof executed by International Holdings, Universal, Free Motion, ICON IP, NordicTrack, and ICON New Brunswick in favor of the Administrative Agent and the Lenders.
       Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. or Canadian income tax purposes.
       Term Loan. The term loan to be made by the Lenders to the Borrower pursuant to 2 hereof.
       Term Note(s).  See 2.2.
       Title Insurance Company. (a) with respect to the Mortgaged Property located in Utah, Stewart Title Guaranty and (b) with respect to the Mortgaged Property located in Quebec, First Canadian Title.
       Title Policy. In relation to each Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Administrative Agent may require, any such reinsurance to be with direct access endorsements) in such amount as may be determined by the Administrative Agent insuring the priority of the Mortgage of such Mortgaged Property and that a Credit Party holds marketable fee simple or leasehold title to such Mortgaged Property, subject only to Permitted Liens and which shall not contain exceptions for mechanics liens or persons in occupancy, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Administrative Agent in its discretion may require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement, (c) usury endo rsement, (d) revolving credit endorsement, (e) tie-in endorsement, (f) doing business endorsement and (g) ALTA form 3.1 zoning endorsement.
       Total Commitment. The sum of the Commitments of the Lenders to make the Term Loan hereunder in the original principal amount of $40,000,000.
       Trademark Agreement. The Trademark Collateral Security and Pledge Agreement, made in favor of the Administrative Agent, on behalf of itself and the Lenders, by each applicable Credit Party.
       U.K. Debenture. The Debenture granted or to be granted on or about the date hereof, entered into by and among the Administrative Agent, on behalf of itself and the Lenders, and ICON Fitness Holdings, which shall include, without limitation, a charge over 65% of the Capital Stock of ICON Health & Fitness Limited.
       Universal.  Universal Technical Services, a Utah corporation.
       Versalite. Versalite Systems Co., Ltd., a British Virgin Islands company.
       Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
       World Fitness.  World Fitness Sales, a Cayman Islands corporation.

        1.2. Rules of Interpretation.

       (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
       (b) The singular includes the plural and the plural includes the singular.
       (c) Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to such law or regulation.
       (d) A reference to any Person includes its permitted successors and permitted assigns.
       (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
       (f) The words "include", "includes" and "including" are not limiting.
       (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.
       (h) Reference to a particular refers to that section of this Credit Agreement unless otherwise indicated.
       (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
       (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."
       (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
       (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent's or any Lender's involvement in the preparation of such documents.

2.   THE TERM LOAN.

        2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower upon the Closing Date the Term Loan, in the amount of the Total Commitment. The Term Loan shall be made pro rata in accordance with each Lender's Commitment Percentage.

        2.2. The Term Notes. The Term Loan shall be evidenced by separate promissory notes of the Borrower in the form of Exhibit C hereto (each a "Term Note"), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with 18 hereof) and completed with appropriate insertions. One Term Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment.

        2.3. Interest on the Term Loan. Except as otherwise provided in 5.5, the outstanding balance of the Term Loan shall bear interest at a rate per annum (the "Applicable Rate") equal to the greater of (a) twelve and one half percent (12.50%) and (b) the Base Rate plus the Applicable Margin, based on a 360 day year. Interest shall accrue commencing with the Closing Date and be due and payable, monthly in arrears on the first day of each month, commencing on December 1, 2005, and continuing until such time as the full outstanding principal balance of the Term Loan shall have been paid in full.

        2.4. Payments of Principal. The outstanding principal balance of the Term Loan shall be paid as follows:

       (a) Subject to the terms of Section 8.16 of the Senior Credit Facility Loan Agreement as in effect on the Closing Date, within seven (7) Business Days following delivery of the Borrower's audited financial statements pursuant to 7.4(a) hereof for each Fiscal Year, commencing with the Fiscal Year ending May 31, 2006 and continuing through the Maturity Date, the Borrower shall repay the principal balance of the Term Loan in an amount equal to fifty percent (50%) of the Borrower's Excess Cash Flow for the Fiscal Year then ended.
       (b) The entire remaining outstanding principal balance, together with all accrued and unpaid interest and all other outstanding Obligations, shall be paid in full upon the Maturity Date, unless due sooner as a result of acceleration or demand hereunder.

        2.5. Intentionally Omitted

        2.6. Fees.

        2.6.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent the Commitment Fee as provided in the Fee Letter.

        2.6.2. Monitoring Fee. The Borrower agrees to pay to the Administrative Agent the Monitoring Fee as provided in the Fee Letter.

        2.6.3. Early Termination Fee. If the principal amount of the Term Loan is prepaid at any time, in whole or in part, whether voluntarily or by acceleration, of the Borrower shall pay an early termination fee (the "Early Termination Fee"), as follows:

    (a) If the Term Loan is prepaid for any reason during the period commencing with the Closing Date and prior to the Maturity Date, the Borrower shall pay to the Lenders an Early Termination Fee in an amount equal to the greater of (i) the calculated interest to have accrued on the outstanding principal balance of the Term Loan, assuming the fixed rate of interest at 12.75% during the fifteen (15) month period following the Closing Date, less actual payments of interest made by Borrower on account of the Term Loan, and
(b) one percent (1.0%) of the principal amount prepaid.

    (b) Notwithstanding anything to the contrary contained herein, so long as there has not occurred and there is not continuing any Default or Event of Default at the time of prepayment, the Early Termination Fee shall be calculated solely with respect to the amount of prepayments in excess of the initial $15,000,000 prepaid, which amount shall be determined exclusive of payments made in accordance with Section 2.4(a). In addition, Borrower shall not be required to pay any Early Termination Fee with respect to payments of principal on the Term Loan pursuant to Section 2.4(a) above.

       The Borrower acknowledges that a prepayment may result in the Administrative Agent and Lenders incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. The Borrower therefore agrees that said Early Termination Fee represents a reasonable estimate of the prepayment costs, expenses or liabilities of the Administrative Agent and Lenders.

3.   ADDITIONAL TERM LOAN PAYMENTS.

        3.1. Mandatory Repayments of Term Loans. Subject to mandatory repayments of the Senior Credit Facility Loan due under the Senior Credit Facility Loan Agreement and as otherwise provided in the Intercreditor Agreement which may preclude any of the following:

       3.1.1. Immediately upon receipt by any Credit Party of net cash proceeds from any asset disposition (excluding dispositions of inventory in the ordinary course of business), which, together with other asset dispositions in a Fiscal Year results in net cash proceeds in excess of $400,000 in the aggregate during such Fiscal Year, the Borrower shall prepay the Obligations in an amount equal to such proceeds. Notwithstanding the foregoing, the proceeds of asset dispositions which are reinvested in Capital Expenditures within 180 days after the date of receipt thereof need not be used to prepay the Obligations. The Borrower shall report to the Administrative Agent in writing its intention to reinvest such proceeds concurrently with each asset disposition and shall also report the dates and amounts of such reinvestments concurrently therewith. All prepayments made hereunder shall be applied in accordance with 3.1.4.

       3.1.2. If any Credit Party issues Capital Stock (other than issuances of Capital Stock to employees of Holdings and its Subsidiaries), no later than the first Business Day following the date of receipt of the net cash proceeds thereof, the Borrower shall prepay the Obligations in an amount equal to all such net cash proceeds. Any such prepayment shall be applied in accordance with 3.1.4.

       3.1.3. The Borrower shall prepay the Obligations in an amount equal to all net cash proceeds received by any Credit Party from Casualty Events which have not been utilized by such Credit Party within 180 days of receipt of such proceeds to the repair or replacement of the property so damaged, destroyed or taken; provided, however, if (i) the amount of such proceeds exceeds $10,000,000 or (ii) a Default or Event of Default has occurred and is continuing, the Borrower shall immediately prepay the Obligations in an amount equal to such net cash proceeds. Any such prepayment shall be applied in accordance with 3.1.4.

       3.1.4. All payments made pursuant to 3.1.1, 3.1.2 and 3.1.3 shall be applied to the Obligations as follows: first, to Fees, costs and expenses due the Administrative Agent and the Lenders; second, to accrued and unpaid interest; and third, to the outstanding principal balance of the Term Loan.
Each prepayment of the Term Loan shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender's Term Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. The provisions of this 3.1.4 shall not impair any restrictions set forth in the Loan Documents with respect to the incurrence of Indebtedness or asset dispositions by any Credit Party. Notwithstanding anything to the contrary contained above in this Section 3.1, to the extent that any prepayment of the Term Loan is required under Section 3.1.1, 3.1.2 and/or 3.1.3 and a corresponding provision of the Senior Credit Facility Loan Agreement, the prepayment by the Borrower of the Senior Credit Facility Loan as provided in the corresponding provisions of the Senior Credit Facility Loan Agreement as in effect on the Closing Date, shall satisfy Borrower's obligation under Section 3.1.1, 3.1.2 and/or 3.1.3 hereof.

        3.2. Optional Prepayments of the Term Loan. The Borrower shall have the right, at its election, to prepay the outstanding principal amount of the Term Loan, in whole or in part, at any time, subject to the payment of the Early Termination Fee, if applicable. The Borrower shall provide to the Administrative Agent, no later than 12:00 p.m., Boston time, at least three (3) Business Days prior written notice of any proposed prepayment pursuant to this 3.2, specifying the proposed date of prepayment and the principal amount to be prepaid. Each such partial prepayment of the Term Loan shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and any applicable Early Termination Fee. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each such Lender's Term Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in propor tion. Any portion of the Term Loan prepaid by the Borrower may not be reborrowed hereunder.

               4.   INTENTIONALLY OMITTED.

               5.   CERTAIN GENERAL PROVISIONS.

        5.1. Fees. The Borrower shall pay to the Administrative Agent, for the pro rata accounts of the Lenders, such fees as shall have been separately agreed upon in writing in the amounts and at the times referred to therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

        5.2. Funds for Payments.

        5.2.1. Intentionally Omitted.

        5.2.2. No Offset, etc.

       All payments by any Credit Party hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Credit Party is compelled by law to make such deduction or withholding. If any such obligation is imposed upon any Credit Party with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrativ e Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Credit Parties. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

        5.2.3. Non-U.S. Lenders. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a "Non-U.S. Lender") hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date on which it becomes a Lender hereunder, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a "bank" for purposes of
Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to U.S. federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the U.S. or (ii) totally exempt from U.S. federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a "bank" for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (i) such Non-U.S. Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of
Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower's or the Administrative Agent's reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).

        5.3. Computations. All computations of interest on Loans, any Fees or any other amount due hereunder shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest and fees shall accrue during such extension.

        5.4. Interest Limitation. Notwithstanding any other term of this Credit Agreement or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder by the Lenders shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended or the Criminal Code (Canada), as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Credit Agreement or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

        5.5. Interest After Default. Immediately upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

        5.6. Collateral Security and Guaranty Documents.

       (a) Each Credit Party covenants and agrees that (a) pursuant to the terms of the Security Documents, the Obligations shall be secured by a perfected second priority security interest (subject only to Permitted Liens) in the Collateral and (b) the Obligations shall also be guaranteed pursuant to the terms of the Guaranties.

       (b) If at any time any Credit Party grants any security interest to the Senior Credit Facility Agent or any lender party to the Senior Credit Facility Loan Agreement in respect of the Senior Credit Facility Loan, or any of their respective successors, assigns or transferees, on any property of such Credit Party or such other party, then such Credit Party or such other party, as the case may be, shall simultaneously grant to the Administrative Agent a security interest in such property, and such security interest shall be subject to the terms of the Intercreditor Agreement.

6.   REPRESENTATIONS AND WARRANTIES.

       Each Credit Party represents and warrants to the Lenders and the Administrative Agent as follows:

        6.1. Corporate Authority, Etc.

        6.1.1. Existence, Good Standing.

       (a) Each Credit Party (i) is a corporation (or similar business entity) duly organized or incorporated (in the case of any Credit Party organized in England and Wales), validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has taken all actions which, by reason of its ownership of property or carrying on of business, are required to be taken by it under the laws of any jurisdiction, wherein it owns property or carries on business, except where the failure to do so would not materially and adversely affect the Credit Parties (taken as a whole) and (iii) has all corporate authority (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated.

       (b) Each Credit Party has adequate power and authority and has full legal right to enter into each of the Loan Documents to which it is or is to become a party, to perform, observe and comply with all of its agreements and obligations under each of such documents, and to make all of the borrowings and obtain the extensions of credit contemplated by this Credit Agreement.

        6.1.2. Authorization. The execution and delivery by each Credit Party of each of the Loan Documents executed and delivered on the Closing Date to which, by the terms of such document, it is a party, the performance by each Credit Party of all of its agreements and obligations under each of such documents, and the making by the Borrower of all of the borrowings contemplated by this Credit Agreement, are within the corporate (or the equivalent company) authority of each Credit Party, as applicable, have been duly authorized by all necessary corporate or other action on the part of such Credit Party, as applicable, and do not and will not (i) except as otherwise expressly contemplated by the Loan Documents, conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of such Credit Party, under any agreement, trust deed, indenture, mortgage or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound, the consequences of which would have a material and adverse effect on the financial condition, assets or operations of the Credit Parties (taken as a whole), (ii) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to such Credit Party) except where such violation or contravention would not materially and adversely affect the financial condition, assets or operations of the Credit Parties (taken as a whole), (iii) require any waivers, consents or approvals by any of the creditors of such Credit Party which have not been obtained (except when failure to do so would not materially and adversely affect the financial condition, assets or operations of the Credit Parties, taken as a whole), (iv) in the case of such Credit Party, require any consents or approvals by any shareholders or members of such Credit Party,(except such as will be obtained on or prior to the Closing Date and will be in full force and effect on and as of the Closing Date), (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any law applicable to such Credit Party, except those actions which have been taken or will be taken prior to the Closing Date and except where failure to take such actions would not materially and adversely affect the financial condition, assets or operations of the Credit Parties (taken as a whole), or (vi) conflict with any provision of the Governing Documents of such Credit Party.

        6.1.3. Delivery. Each Credit Party has duly executed and delivered each of the Loan Documents to which it is a party and each of such documents is in full force and effect.

        6.1.4. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any Credit Party is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

        6.2. Financial Statements; Projections.    There has been furnished to
each of the Lenders a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries> as of the Balance Sheet Date, and a consolidated and consolidating statement of income and cash flow of the Borrower and its Subsidiaries for the Fiscal Year then ended, and in the case of the consolidated balance sheet statement and income and cash flow, certified by PriceWaterhouseCoopers, LLP. Such balance sheet and statement of income and cash flow have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the Fiscal Year then ended. There are no contingent liabilities of any Credit Party as of such date involving material amounts, known to the officers of any Credit Party, required to be disclosed in such balance sheet and the notes related thereto in accordance with GAAP, which were not disclosed in such balance sheet and the notes related thereto.

       (b) There has been furnished to the Administrative Agent and each of the Lenders an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Month ended September 3, 2005 and unaudited consolidated and consolidating statements of income and cash flow of the Credit Parties as of the close of such Fiscal Month, in each case, certified by the Chief Financial Officer of the Borrower. Such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations subject to year end adjustments. There are no contingent liabilities of any Credit Party as of such date involving material amounts, known to the officers of any Credit Party, which were not disclosed in such balance sheet and the notes related thereto.

       (c) There has also been furnished to each of the Lenders projections for the 2006, 2007, 2008, 2009 and 2010 Fiscal Years. To the knowledge of the Credit Parties, as of the date hereof, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections (taken as a whole). The projections are based upon reasonable estimates and assumptions and reflect the reasonable estimates of the Credit Parties of the results of operations and other information projected therein (it being understood that such projections are not a guarantee of future performance).

        6.3. Solvency. As of the Closing Date and after giving effect to the Loans hereunder and the other transactions contemplated hereby:

       (a) the aggregate value of all assets of the Credit Parties, on a consolidated basis, at their present fair saleable value exceeds the total amount of all the probable debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties as they become absolute and mature;

       (b) the present fair saleable value of the assets of the Credit Parties, on a consolidated basis, is not less than the amount that will be required to pay the probable liability on their existing debts as they become absolute and mature;

       (c) the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

       (d) the Credit Parties do not, on a consolidated basis, intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

        6.4. No Material Adverse Change; Distributions. Since the Balance Sheet Date, there has occurred no material adverse change in the financial condition or business of the Credit Parties. Since the Balance Sheet Date, no Credit Party has made any Restricted Payment (other than Restricted Payments permitted under 8.4).

        6.5. Absence of Mortgages and Liens. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any of the material assets or property of the Credit Parties (taken as a whole) or of any of the rights relating thereto.

        6.6. Franchises, Patents, Copyrights, etc. Each Credit Party possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others. Attached hereto as Schedule 6.6 is a true, correct and complete list of all patents, patent applications, federally registered copyrights, trademarks and trademark applications owned by any Credit Party as of the Closing Date.

        6.7. Litigation. Except as set forth in Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending, or, to the best knowledge of the Senior Management after all due investigation appropriate under the circumstances, threatened against any Credit Party, before any court, tribunal or administrative agency or board that would be likely to, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Credit Parties, taken as a whole, or materially impair the right of the Credit Parties, taken as a whole, to carry on business substantially as now conducted by them, or that questions the validity of this Credit Agreement or any of the other Loan Documents.

        6.8. No Materially Adverse Contracts, etc.  Except as set forth on
Schedule 6.8, no Credit Party is subject to any charter, partnership or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a material adverse effect on the business, assets or financial condition of the Credit Parties, taken as a whole. Except as listed on Schedule 6.8 hereto, no Credit Party is a party to any contract or agreement that has or is expected, in the judgment of any Credit Party's officers, to have any material adverse effect on the business of the Credit Parties, taken as a whole.

        6.9. Compliance with Other Instruments, Laws, etc. No Credit Party is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to materially and adversely affect the financial condition, properties or business of the Credit Parties taken as a whole.

        6.10. Tax Status. The Credit Parties (i) have made or filed all national, federal, provincial and all material state, provincial and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) have paid all material taxes and other governmental assessments and charges imposed on them, except those being contested in good faith and by appropriate proceedings and for which the Credit Parties have set aside on their books reasonably adequate provisions therefor (unless foreclosure or other enforcement action has been commenced in respect thereof or any Lien has been filed or otherwise perfected therefor, in which case such exception does not apply), and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, except those being contested in good faith and as to which adequate reserves are maintained, and the officers of the Credit Parties know of no basis for any such claim.

        6.11. No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

        6.12. Holding Company and Investment Company Acts. No Credit Party is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

        6.13. Employee Benefit Plans.

        6.13.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with applicable law including without limitation the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions, other than as set forth on Schedule 6.13 attached hereto. The Credit Parties have heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

        6.13.2. Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of 3(1) or 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Credit Parties or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Credit Parties or such ERISA Affiliate without liability to any Person, other than for benefits which have accrued prior to termination.

        6.13.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan and none of the Credit Parties nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to 307 of ERISA or 401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Credit Party or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans. With respect to the Canadian Subsidiaries, all pension plans are duly registered where required by, and are in compliance with all applicable laws including the Income Tax Act (Canada) and there are no actions, claims or proceedings pending or threatened (other than routine claims for benefits) relating to any of the pension plans. All required employer and employee contributions and premiums under the pension plans have been made, the pension plans are fully funded on a going concern and solvency basis in accordance with applicable laws and with the actuarial methods and assumptions used in the most recent actuarial reports therefor, and there have been no surplus withdrawals or contribution holidays except as permitted by law and the terms of the pension plans.

        6.13.4. Multiemployer Plans. None of the Credit Parties nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under 4201 of ERISA or as a result of a sale of assets described in 4204 of ERISA. None of the Credit Parties nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of 4241 or 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under 4041A of ERISA.

        6.14. Regulations U and X. The proceeds of the Loans shall be used solely for the purposes specified in 7.11. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

        6.15. True Copies of Governing Documents. As of the Closing Date, the Credit Parties have furnished or caused to be furnished to each of the Lenders true and complete copies of the Governing Documents (together with any amendments thereto) of each Credit Party.

        6.16. Fiscal Year. The Credit Parties have a fiscal year ending May 31 of each year.

        6.17. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made (or, in the case of the U.K. Debenture and the International Pledge Agreement referred to in paragraph (b) of the "International Pledge Agreements", will be made within five
(5) days of the grant of such security), and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent's second-priority Lien and security interest in the Collateral. The Collateral and the Administrative Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. Each Credit Party as party to one of the Security Agreements is the owner of its Collateral free from any Lien, except for Permitted Liens.

        6.18. Subsidiaries, etc. Holdings does not have any Subsidiaries except as set forth on Schedule 6.18 hereto.

        6.19. Environmental Compliance. With respect to the past and present condition and usage of the Real Estate and the operations conducted thereon:

       (a) none of the Credit Parties or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule, permit or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any other state, local or foreign or common law, statute, regulation, ordinance, order, decree or any other binding requirement of any Governmental Authority relating to health, safety or the environment (all of the foregoing, collectively, the "Environmental Laws"), which violation could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under this Credit Agreement or the other Loan Documents;

       (b) except as set forth on Schedule 6.19 hereto, no Credit Party has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substances as defined by 42 U.S.C. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Credit Party conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

       (c) except as set forth on Schedule 6.19 attached hereto: (i) no portion of the Real Estate is used for the handling, processing, storage or disposal of Hazardous Substances except in material accordance with applicable Environmental Laws; and, to the best of the Credit Parties' knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Credit Parties or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in material accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Credit Parties, which releases could reasonably be expected to have a material adverse effect on the value of any Real Estate or on the business, assets, operations or financial condition of the Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under this Credit Agreement or the other Loan Documents; (iv) to the best of the Credit Parties knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could reasonably be expected to have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment or on the business, assets, operations or financial condition of Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under this Credit Agreement or the other Loan Documents; and (v) in addition, to the best of the Credit Parties knowledge, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Credit Parties' knowledge, operating in compliance with such permits and applicable Environmental Laws;

       (d) none of the Credit Parties, any Mortgaged Property or any of the other Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby; and

       (e) to the best of their knowledge after due inquiry, the Credit Parties have furnished the Administrative Agent's Special Counsel with copies of all material environmental reports relating to the Credit Parties and their properties and operations.

        6.20. Bank Accounts. Schedule-6.20 sets forth the account numbers and location of all bank accounts of the Credit Parties.

        6.21. Labor Contracts. Except as set forth on Schedule 6.21, none of the Credit Parties is party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Credit Party's employees, or threats of strikes or work stoppages that could reasonably be expected to materially and adversely affect the financial condition, properties or business of the Credit Parties taken as a whole.

        6.22. Disclosure. The information prepared or furnished by the Credit Parties in connection with this Credit Agreement or any other Loan Document taken as a whole does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to the Credit Parties which could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under this Credit Agreement or the other Loan Documents, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

        6.23. Title to Properties. The Credit Parties own all of the assets reflected in the consolidated balance sheet of the Credit Parties delivered to the Administrative Agent pursuant to 10.23, subject to no Liens, except Permitted Liens.

        6.24. Certain Transactions. Except for agreements listed on Schedule 6.24, services by individuals as employees, officers and directors and transactions between the Borrower and Subsidiary Guarantors otherwise permitted hereunder, no Credit Party is engaged in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business.
        6.25. Foreign Assets Control Regulations, Etc.. None of the requesting or borrowing of the Loans or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, no Credit Party nor any Affiliate of a Credit Party (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person".

        6.26. Subordinated Debt. (a) No Credit Party is in violation of any provision of the Subordinated Debt Documents or CS First Boston Debt, and (b) the Term Loan, the Loan Documents, the Senior Credit Facility Loan, the Senior Credit Facility Loan Documents, and the transactions contemplated hereby and thereby do not violate and/or conflict with any provision of the Subordinated Debt Documents or CS First Boston Debt. After giving effect to the making of each advance of credit under the Senior Credit Facility Loan Agreement (including the issuance, extension or renewal of any letter of credit thereunder), the aggregate amount of all Indebtedness (as defined in the Subordinated Indenture) of the Credit Parties incurred pursuant to Sections 4.09(b)(1) and 4.09(b)(13) of the Subordinated Indenture, including, without limitation, the Senior Credit Facility Loan and the Term Loan, shall not exceed the amount permitted to be incurred at such time pursuant to such Sections 4.09(b)(1) and 4.09(b)(13).

7.   AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES.

       Each Credit Party covenants and agrees that, so long as the Term Loan is outstanding:

        7.1. Punctual Payment. Each Credit Party will duly and punctually pay or cause to be paid when due all principal and interest on the Term Loan, the Fees and all other Obligations and amounts provided for in this Credit Agreement and the other Loan Documents to which it is a party and will cause to be paid any amounts owing by any Credit Party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

        7.2. Maintenance of Office. Each Credit Party will maintain its chief executive office in the location identified in the Perfection Certificate delivered by such Credit Party to the Administrative Agent, or at such other place as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon any Credit Party in respect of the Loan Documents to which such Credit Party is a party may be given or made.

        7.3. Records and Accounts. Each Credit Party will (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with, and all financial statements provided for herein shall be prepared in accordance with GAAP consistently applied; (ii) maintain adequate accounts and reserves for all taxes (including incomes taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves; and (iii) at all times, maintain independent certified public accountants as the Credit Parties' accountants which shall be reasonably satisfactory to the Administrative Agent.

        7.4. Financial Statements, Certificates and Information. The Credit Parties will deliver to each of the Lenders:

       (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each Fiscal Year, the consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income and retained earnings and consolidated and unaudited consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous Fiscal Year and all such consolidated and consolidating financial statements to be in reasonable detail, prepared in accordance with GAAP consistently applied, and, with respect to the consolidated financial statements, certified without qualification and without expression of uncertainty as to the ability of the Borrower and its Subsidiaries to continue as going concerns, by PricewaterhouseCoopers or by other independent certified public accountants satisfactory to the Administrative Agent, together with (i) a written statement from such accountants to the effect that, in making the examination necessary to said certification, nothing has come to their attention to cause them to believe that any Default or Event of Default has occurred or specifying those Defaults or Events of Defaults that they have become aware of (it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of a Default or an Event of Default); provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge or become aware of any Default or Event of Default; and (ii) a copy of their accountants' management letter (if any) for such Fiscal Year;

       (b) as soon as practicable, but in any event within thirty-five (35) days after the end of each Fiscal Month, unaudited monthly consolidated and consolidating financial statements of the Credit Parties for such Fiscal Month (i.e., the consolidated and consolidating balance sheet of the Credit Parties, as at the end of such Fiscal Month, and the related consolidated and consolidating statements of income and retained earnings and consolidated and consolidating statement of cash flow for such month) and the unaudited consolidated and consolidating financial statements of the Credit Parties for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Month, each, prepared in accordance with GAAP consistently applied, together with a certification by the principal financial or accounting officer(s) of the Borrower that the information contained in such financial statements fairly presents in all material respects the financial condition of the Credit Parties (as a whole) on the date thereof (subject to year-end adjustments);

       (c) as soon as practicable, but in any event within forty-five (45) days after the end of each Fiscal Quarter and together with the delivery of the audited financial statements referred to in paragraph (a) above, a statement certified by the chief financial officer or cash manager of the Borrower in substantially the form of Exhibit B hereto (a "Compliance Certificate") (i) setting forth in reasonable detail (A) the average Excess Availability and Total Outstandings for such Fiscal Quarter and (B) computations evidencing compliance with the covenants contained in 9 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date and (ii) stating that such officer has caused this Credit Agreement and the other Loan Documents to be reviewed and has no knowledge of any Default or Event of Default during such fiscal quarter or at the end of such year, or if such officer has such knowledge, specifying each Default or Event of Default and the nature thereof;

       (d) as soon as available and in any event no later than within fifteen
(15) days after the end of each calendar month, (i) a Collateral Update Certificate, (ii) an Accounts receivable aging report, (iii) a summary of inventory by type and location, and (v) such other information relating to the Collateral as the Administrative Agent shall reasonably request, in each case, accompanied by such supporting detail and documentation as the Administrative Agent shall reasonably request;

       (e) as soon as available and in any event no later than 1:00 p.m. (Boston time) on Wednesday of each week (or, if such Wednesday is not a Business Day, on Thursday of such week) (or with greater frequency as the Administrative Agent may request), (i) an Excess Availability Report, (ii) the Borrowing Base Report delivered by Borrower to the Senior Credit Facility Agent, together with all supporting information delivered to the Senior Credit Facility Agent, if any, and (iii) an accounts receivable aging report; provided that, from and after March 1, 2006, so long as (A) the Borrower has demonstrated Consolidated EBITDA as of the end of the most recently ended Fiscal Quarter (for the period of four Fiscal Quarters then ending) of at least $35,000,000, and (B) Excess Availability is not less than $50,000,000, the Borrower shall be entitled to deliver such Borrowing Base Report and accounts receivable aging report not later than 1:00 p.m. (Boston time) on the fifteenth (15th) day of each month, with such Borrowing Base Report to be calculated as of the last Business Day of the preceding month (it being understood that, in the event that either of the conditions set forth in clauses (A) and (B) of this proviso are not satisfied, the Borrower shall be required to deliver weekly Borrowing Base Reports and accounts receivable aging reports);

       (f) as soon as available and in any event no later than five (5) Business Days after the last day of each Fiscal Quarter (or with greater frequency to the extent required under the terms of the Subordinated Debt Documents), an Indenture Borrowing Base Report as of the last day of such Fiscal Quarter;

       (g) not later than June 1 of each Fiscal Year, updated projections for the Credit Parties for the following Fiscal Year on a monthly basis (such projections to include consolidated balance sheets, consolidated statements of cash flows, and consolidated and consolidating income statements, in each case prepared on a month-by-month basis);

       (h) promptly after the sending or filing thereof, copies of all reports and registration statements which any Credit Party files with the Securities and Exchange Commission or any national securities exchange (including, without limitation, all 10-K, 10-Q and 8-K reports);

       (i) promptly after delivery or receipt thereof, copies of all notices and other communications delivered or received by any of the Credit Parties in connection with the Subordinated Debt Documents;

       (j) promptly after delivery or receipt thereof, copies of all notices and other communication delivered or received by any of the Credit Facilities in connection with the Senior Credit Facility Loan, including, without limitation, concurrently with delivery of the same to the Senior Credit Facility Agent and/or the lenders under the Senior Credit Facility Loan Agreement, copies of all Loan Requests (as defined in the Senior Credit Facility Loan Agreement), and all other reports and information relative to the Collateral delivered by Borrower and the other Credit Parties pursuant to the Senior Credit Facility Loan Documents; and

       (k) from time to time such other financial data and information (including accountants' management letters) as the Administrative Agent or any Lender may reasonably request.

        7.5. Notices.

        7.5.1. Defaults. The Credit Parties will promptly notify the Administrative Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice to any Credit Party or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation for borrowed money to which or with respect to which such Credit Party is a party or obligor, whether as principal, guarantor, surety or otherwise, the Credit Parties shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed default.

        7.5.2. Material Adverse Changes. The Credit Parties shall disclose in writing to the Administrative Agent, within five (5) Business Days of any member of Senior Management becoming aware of it, any fact that materially and adversely affects, or which would, in the judgment of Senior Management, in the future materially and adversely affect the financial position, business, operations, or affairs of the Credit Parties (taken as a whole) and, within ten
(10) Business Days of such time as the Credit Parties provide such disclosure to the Lenders, the Credit Parties shall also deliver to the Administrative Agent its proposal for addressing such material adverse effect.

        7.5.3. Notice of Litigation and Judgments. The Credit Parties will give notice to the Administrative Agent in writing within ten (10) days of Senior Management becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Credit Party or to which any Credit Party is or becomes a party involving (i) an uninsured claim against any Credit Party that would reasonably be expected to result in damages of more than $1,000,000 against the Credit Parties or have a material adverse effect on the Credit Parties taken as a whole or (ii) any litigation proceeding against Persons with which any Credit Party has a business relationship which is likely to materially and adversely affect the business, financial condition, assets or operations of the Credit Parties (taken as a whole) and stating the nature and status of such litigation or proceedings. The Credit Parties will give notice to the Administrative Agent, in writing, in form and detail satisfa ctory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any Credit Party in an amount in excess of $1,000,000.

        7.5.4. Notification of Claim against Collateral. The Credit Parties will, immediately upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses in amounts greater than $100,000, or the Administrative Agent's rights with respect to the Collateral, are subject.

        7.5.5. Notices Concerning Inventory Collateral. The Credit Parties shall provide to the Administrative Agent prompt notice of (a) any physical count of any Credit Party's inventory, together with a copy of the results thereof certified by the Borrower, (b) any determination by the Credit Parties that the aggregate inventory levels of the Credit Parties are not adequate to meet the sales projections of the Credit Parties, and (c) any failure of any Credit Party or any of its Subsidiaries to pay rent at any leased location where inventory is located, which failure continues for more than ten (10) days following the day on which such payment rent is due and payable.

        7.5.6. Notification of Additional Intellectual Property Rights. Within ten (10) days of the end of each Fiscal Quarter, the Credit Parties will notify the Administrative Agent in writing of any patents, patent applications, patent application disclosures filed with any patent office during such Fiscal Quarter, registered copyrights or mask works registered during such Fiscal Quarter, applications for registration of copyrights or mask works filed during such Fiscal Quarter and trademark and service mark registrations during such Fiscal Quarter, trademark and service mark registration applications filed during such Fiscal Quarter, all of the foregoing whether a foreign or United States right, to the extent not listed on Schedule 6.6.

        7.5.7. Environmental Events. The Credit Parties will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that any Credit Party reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon Senior Management becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that, in the case of clauses (a) or (b) above, could reasonably be expected to have a material and adverse affect on the financial position, business, operations, or affairs of the Credit Parties (taken as a whole).

        7.6. Legal Existence; Maintenance of Properties.    Except as permitted
by 8.5, each Credit Party will do all things necessary to (i) maintain in full force and effect its legal existence and good standing (or due incorporation and valid existence in the case of any Credit Party incorporated in England and Wales) under the laws of its jurisdiction of organization or incorporation, (ii) maintain its qualification to do business in each state or other jurisdiction in which the failure to do so would have a material adverse effect on the condition, financial or otherwise, of the Credit Parties (taken as a whole), and
(iii) maintain all of its rights and franchises, except where the failure to maintain such right or franchise would not have a material adverse effect on the conduct of the business of the Credit Parties, taken as a whole.

       (b) Each Credit Party (i) will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Credit Parties may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will continue to engage primarily in the businesses now conducted by them and in related or complementary businesses; provided that nothing in this section 7.6(b) shall prevent any Credit Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Credit Parties, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Credit Parties on consolidated basis.

        7.7. Insurance. Each Credit Party will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents. Each Credit Party will maintain insurance, in form, substance and amounts satisfactory to the Administrative Agent, on the Mortgaged Properties in accordance with the terms of the Mortgages.

        7.8. Taxes. Each Credit Party will (a) duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and such Credit Party shall have set aside on its books adequate reserves with respect thereto; and provided further that the Credit Parties will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose or otherwise enforce any Lien that may have attached as security therefor, (b) will withhold from each payment to be made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is a resident, the amount of all taxes and all other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any applicable law and (c) collect from all Persons the amount of all taxes required to be collected from them and remit the same to the proper tax or other receiving officers within the time required under any applicable law.

        7.9. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Credit Parties will comply with (i) the applicable laws and regulations wherever its business is conducted, including all environmental laws, (ii) the provisions of its Governing Documents, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders, and judgments, provided, that in each case, such compliance shall be required by this Credit Agreement only where noncompliance with sections 7.9(i)-(iv)would have a material adverse effect on the business, assets, operations or financial condition of the Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under this Credit Agreement or the other Loan Documents. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government or any central bank or other fiscal or monetary authority shall become necessary or required in order that any Credit Party may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Credit Party is a party, each Credit Party will promptly take or cause to be taken all reasonable steps within the power of such Credit Party to obtain such authorization, consent, approval, permit or license, and upon request of the Administrative Agent, to furnish the Administrative Agent and the Lenders with evidence thereof.

        7.10. Employee Benefit Plans. Each Credit Party will (i) promptly upon filing (if required by applicable law) the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in
respect of a Multiemployer Plan, under 4041A, 4202, 4219, 4242, or 4245 of ERISA. The Credit Parties will also, in respect of each Guaranteed Pension Plan which is required to be registered with the Financial Services Commission of Ontario, Canada or the Regie des Rentes du Quebec (i) upon request of the Administrative Agent, furnish the Administrative Agent with a copy of the most recent actuarial report and annual report required to be filed with the Financial Services Commission of Ontario, Canada, the Regie des Rentes du Quebec
 or the Canada Revenue Agency and (ii) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of such Guaranteed Pension Plan.

        7.11. Use of Proceeds. The proceeds of the Loans shall be used solely for (i) the repayment in full of all amounts owing under the Existing Credit Agreement and (ii) for working capital and general corporate purposes, subject to the restrictions set forth in this Credit Agreement.

        7.12. Certain Changes. Each Credit Party shall notify the Administrative Agent, in writing, not less than thirty (30) days prior (i) to any change in its chief executive office, its name or the type of its organization, (ii) the acquisition of any Real Estate pursuant to 7.16 or (iii) the acquisition of any asset in any jurisdiction other than those jurisdictions located in the United States of America or jurisdictions specified on such Credit Party's Perfection Certificate.

        7.13. Conduct of Business. Except as permitted by 8.5, each Credit Party will continue to engage primarily in the businesses engaged in by such Credit Party on the Closing Date, or such businesses as are reasonably related or complementary to the businesses engaged in by such Credit Party on the Closing Date.

        7.14. Further Assurances. Each Credit Party will cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

        7.15. Inspection of Properties and Books, etc.

        7.15.1. General.
       Each Credit Party shall permit the Lenders, through the Administrative Agent or any of the Lenders' other designated representatives, at the Borrower's expense, to visit and inspect any of the properties of any Credit Party, to examine the books of account of such Credit Party (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Credit Party with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals and with prior or contemporaneous notice as the Administrative Agent or any Lender may reasonably request. The Administrative Agent may at the Borrower's expense, participate in or observe any physical count of any inventory of any Credit Party which constitutes a part of the Collateral.

        7.15.2. Collateral Reports.
       In the event that the Administrative Agent shall not have received such information from the Senior Credit Facility Agent pursuant to the Intercreditor Agreement following the Administrative Agent's request therefor, or following the occurrence of an Event of Default, upon the request of the Administrative Agent or the Required Lenders, which requests may be made no more than three times annually (or with such other frequency as the Administrative Agent shall request upon the occurrence and continuation of a Default or an Event of Default), the Credit Parties will obtain and deliver to the Administrative Agent and Lenders, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent's obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the accounts receivable and inventory components included in the Collateral. All such collateral value reports shall be conducted and made at the expense of the Borrower.

        7.15.3. Appraisals.
       In the event that the Administrative Agent shall not have received such information from the Senior Credit Facility Agent pursuant to the Intercreditor Agreement following the Administrative Agent's request therefor, or following the occurrence of an Event of Default, at the request of the Administrative Agent or the Required Lenders, which requests may be made no more frequently than annually (or with such other frequency as the Administrative Agent shall request upon the occurrence and continuation of a Default or an Event of Default) the Credit Parties will obtain and deliver to the Administrative Agent and the Lenders appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent, stating the then current fair market, Net Orderly Liquidation and forced liquidation values of all or any portion of the inventory, equipment machinery or Real Estate owned by the Credit Parties. Each such appraisal shall be conducted and made at the expense of the Borrower.

        7.15.4. Communications with Accountants.
       Each Credit Party authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with such Credit Party's independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Credit Party or, provided that in each case the Administrative Agent notifies the Credit Parties in advance that such communications will occur. At the request of the Administrative Agent, each Credit Party shall deliver a letter addressed to such accountants authorizing them to communicate directly with the Administrative Agent and Lenders.

        7.15.5. Environmental Assessments. In the event that the Administrative Agent shall not have received such information from the Senior Credit Facility Agent pursuant to the Intercreditor Agreement following the Administrative Agent's request therefor, upon the occurrence and continuation of an Event of Default, the Administrative Agent may, for the purpose of assessing and ensuring the value of any Mortgaged Property, obtain one or more environmental assessments or audits of such Mortgaged Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent to evaluate or confirm (a) whether any Hazardous Materials are present in the soil or water at such Mortgaged Property and (b) whether the use and operation of such Mortgaged Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Administrative Agent deems appropriate. All such environmental assessments shall be conducted and made at the expense of the Borrower.

        7.16. Additional Mortgaged Property.
       Any Credit Party which acquires or leases any new parcel of Real Estate after the Closing Date shall promptly provide notice thereof to the Administrative Agent and, upon request of the Administrative Agent, each Credit Party shall forthwith (but in any event within thirty (30) days following any such request therefor) deliver to the Administrative Agent for the benefit of the Lenders a fully executed mortgage or deed of trust over any or all such parcels of Real Estate acquired or leased by such Credit Party after the Closing Date, each of which shall be in form and substance satisfactory to the Administrative Agent and shall be deemed to be a Security Document hereunder, together with such title insurance policies, surveys, environmental site assessments, evidences of insurance with the Administrative Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such Real Estate as the Administrative Agent may reasonably request. Each Credit Party further agrees that, following the taking of such actions with respect to such Real Estate, the Administrative Agent shall have, for the benefit of the Lenders, a valid and enforceable second priority mortgage or deed of trust over such Real Estate, free and clear of all defects and encumbrances except for Permitted Liens, including the liens securing the Senior Credit Facility Obligations.

        7.17. Bank Accounts.
       (a) Each Credit Party will maintain its principal accounts for operation, administration, cash management and other deposit accounts for the conduct of such Credit Party's business with the Cash Management Bank.

       (b) On or prior to the Closing Date, the Borrower will establish and maintain so long as the Obligations are outstanding, a depository account (the "Concentration Account") under the control of the Senior Credit Facility Administrative Agent, in accordance with the terms and conditions of the Senior Credit Facility Loan Documents, and upon terms and conditions satisfactory to the Administrative Agent. In the event that the Senior Credit Facility Obligations are satisfied and the Obligations to the Lenders hereunder remain outstanding, the Credit Parties shall then establish a Concentration Account under the control of the Administrative Agent or as the Administrative Agent may otherwise direct.

8.   NEGATIVE COVENANTS OF THE CREDIT PARTIES.

       Each Credit Party covenants and agrees that, so long as the Term Loan is outstanding :

        8.1. Investments. The Credit Parties will not make any Investment in any Person, except for Investments which consist of:
       (a) Investments comprised of notes payable, or stock or other securities issued by account debtors to such Credit Parties pursuant to negotiated agreements with respect to settlement of such account debtor's accounts in the ordinary course of business;
       (b) Investments in its Subsidiaries as of the Closing Date;
       (c) Investments consisting of intercompany loans by the Borrower to any Subsidiary Guarantor (provided, however that in the case of ICON New Brunswick, such intercompany loans may only be reloaned to ICON du Canada) in accordance with 8.2;
       (d) Investments by the Borrower after the Closing Date in International Holdings not to exceed $25,000 per year;
       (e) Investments consisting of the Guaranties;
       (f) so long as no Default or Event of Default has occurred and is continuing and there is no outstanding Senior Credit Facility Loan balance, Investments by the Borrower, subject to Control Letters in favor of the Administrative Agent for the benefit of Lenders in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally re cognized rating agency (an "A Rated Bank"); (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks; and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above;
       (g) Investments in European Subsidiaries permitted under 8.2;
       (h) Investments consisting of loans to its respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $1,200,000 in the aggregate at any one time outstanding; and
       (i) Investments consisting of loans to Scott Watterson and Gary Stevenson existing as of the Closing Date and listed on Schedule 8.1.
        8.2. Restrictions on Indebtedness. The Credit Parties will not incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
       (a) Indebtedness secured by purchase money security interests and Capitalized Leases permitted in 8.3;
       (b) Indebtedness of the Credit Parties consisting of the Obligations under the Loan Documents;
       (c) Indebtedness of the Credit Parties in respect of the Senior Credit Facility Loan;
       (d) Indebtedness of the Credit Parties in respect of the Subordinated
Debt;
       (e) Indebtedness of any Credit Party outstanding as of date hereof and reflected on Schedule 8.2(e) hereto and any refinancing thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, the Administrative Agent or any Lender, as determined by the Administrative Agent in its reasonable discretion, than the terms of the Indebtedness being refinanced, amended or modified;
       (f) Indebtedness in respect of Derivative Agreements specifically permitted under 8.17;
       (g) Indebtedness (i) of the Borrower's European Subsidiaries and any guarantees thereof provided by Bank of America, N.A. or its affiliates consisting of local working capital facilities and/or factoring arrangements; provided that the principal amount of such Indebtedness will reduce the amount of credit extensions available hereunder; and (ii) of the Borrower's European Subsidiaries to third parties consisting of local working capital facilities and/or factoring arrangements, provided that the principal amount of such Indebtedness outstanding at any one time will not exceed $750,000;
       (h) Indebtedness of the Borrower's European Subsidiaries to the Borrower (including the transfer of inventory for which Borrower has not been paid) (i) outstanding on the Closing Date in an aggregate amount not in excess of $32,000,000 (excluding accrued interest and fess on such advances) and (ii) made after the Closing Date in an aggregate amount not to exceed $5,000,000 (excluding accrued interest and fees on such advances); provided that, such Indebtedness is evidenced by an intercompany note in form and substance satisfactory to the Administrative Agent and such note is pledged to the Administrative Agent under the Collateral Assignment of Intercompany Notes as security for the Obligations;
       (i) other unsecured Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding;
       (j) Indebtedness consisting of intercompany loans and advances made by the Borrower to Subsidiary Guarantors (provided, however, that (i) in the case of ICON New Brunswick, such intercompany loans are for the sole purpose of reloaning the proceeds thereof to ICON du Canada, and (ii) in the case of ICON IP, subject to 8.19, such intercompany loans do not exceed the amount necessary for ICON IP to conduct its business in the ordinary course as presently conducted by ICON IP as of the Closing Date) in an amount not to exceed $20,000,000 in the aggregate (provided that, such intercompany loans to Canadian Subsidiaries shall not exceed $10,000,000 in the aggregate); and provided further, that: (A) each Subsidiary Guarantor shall have executed and delivered to the Borrower, on the Closing Date, a demand note (an "Intercompany Note") to evidence any such intercompany Indebtedness owing by such Subsidiary Guarantor to the Borrower, which Intercompany Notes shall be in form and substance satisfactory to the A dministrative Agent and shall be pledged and delivered to the Administrative Agent as additional collateral security for the Obligations, pursuant to the Collateral Assignment of Intercompany Notes; (B) the Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Administrative Agent; (C) the obligations of each Subsidiary Guarantor under such Intercompany Notes shall be subordinated to the Obligations of such Subsidiary Guarantor as a Guarantor in a manner satisfactory to the Administrative Agent; and (D) with the exception of an amount not to exceed $500,000 in each Fiscal Year, the amount of any royalty or license fee received by ICON IP from the Borrower or any Subsidiary of the Borrower shall promptly be loaned back to the Borrower or such Subsidiary of the Borrower, which intercompany loan shall be evidenced by Intercompany Notes and shall be subordinated to the Obligations of the Borrower or such Subsidiary of the Borrower as a Guarantor i n a manner satisfactory to the Administrative Agent;
       (k) Indebtedness incurred by Holdings in respect of the CS First Boston Debt;
       (l) Indebtedness consisting of a guaranties by the Borrower in connection with guarantying certain lease financing obtained by certain of the Borrower's commercial equipment customers relating to certain equipment manufactured by NordicTrack or Free Motion in an aggregate amount not to exceed $15,000,000 at any time; and
       (m) Indebtedness secured by Liens permitted under 8.3.1(j).

        8.3. Restrictions on Liens.

        8.3.1. Permitted Liens. The Credit Parties will not (i) create or incur or suffer to be created or incurred or to exist any Lien upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) sell, assign, pledge or otherwise transfer any "receivables" as defined in clause (g) of the definition of the term "Indebtedness," with or without recourse; provided that any Credit Party may create or incur or suffer to be created or incurred or to exist:

       (a) so long as no foreclosure or other enforcement action has been commenced, pledges, security interests, Liens and other encumbrances arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments or government charges not yet delinquent in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained in accordance with GAAP, or taxes and assessments which are not due and delinquent;

       (b) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens and Liens imposed by law, created in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
       (c) pledges or deposits made in connection with worker's compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits, and good faith deposits in connection with tenders, contracts, bids, statutory obligations or leases to which it is a party or deposits to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds, letters of credit and other similar obligations or arising as a result of progress payments under government contracts or contracts with public utilities;
       (d) such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to similar properties which do not materially interfere with the present or proposed use of the applicable property;
       (e) landlords' Liens under leases for rent which is not delinquent;
       (f) Liens in favor of the Administrative Agent or any of the Lenders securing any of the Obligations, including Liens on cash collateral;
       (g) Liens granted to the Senior Credit Facility Administrative Agent under the Senior Credit Facility Loan Documents to secure the Senior Credit Facility Loan and subject to the Intercreditor Agreement;
       (h) Liens in existence on the date hereof and listed on Schedule 8.3;
       (i) Liens created after the date hereof by conditional sale or other title retention agreements (including Capitalized Leases) or in connection with purchase money Indebtedness with respect to equipment and fixtures acquired by any Credit Party, involving the incurrence of an aggregate amount of purchase money Indebtedness and obligations with respect to Capitalized Leases of not more than $6,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within one hundred twenty (120) days following such purchase and does not exceed 100% of the purchase price of the subject assets); and
       (j) other Liens securing other Indebtedness not exceeding $250,000 in the aggregate at any time outstanding, so long as such Liens do not attach to any accounts or inventory.
        8.3.2. Restrictions on Negative Pledges and Upstream Limitations. The Credit Parties will not to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents and the Senior Credit Facility Loan Documents) which directly or indirectly prohibits any Credit Party from creating, assuming or incurring any Lien upon its properties, revenues or assets whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents and the Senior Credit Facility Loan Agreement) restricting the ability of any Subsidiary of any Credit Party to pay or make dividends or distributions in cash or kind to any Credit Party, to make loans, advances or other payments of whatsoever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party in each case other than customary anti-assignment provisions contained in leases a nd licensing agreements entered into by any Credit Party in the ordinary course of its business, but only if such anti-assignment provisions do not impair the perfection or enforceability of the security interests granted to the Administrative Agent.
        8.4. Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) the making of intercompany loans and advances between the Borrower and its domestic and Canadian Subsidiaries that are Subsidiary Guarantors, to the extent permitted by 8.2; (b) dividends and distributions by Subsidiaries of the Borrower paid directly or indirectly to the Borrower; (c) employee loans permitted under 8.1; (d) payments of principal and interest of Intercompany Notes issued in accordance with 8.2; (e) scheduled payments of interest with respect to Subordinated Notes, provided that no Payment Blockage Period (as defined in the Subordinated Notes Documents) is in effect at the time any payment otherwise permitted under this clause (e) is to be made; (f) payments of management fees pursuant to the Management Agreements, not to exceed $900,000 in the aggregate in any Fiscal Year or $225,000 in the aggregate in any Fiscal Quarter (plus an amount not in excess of $225,000 consisting of accrued and unpa id management fees as of the Closing Date) to all of Bain Capital, Inc. and CS First Boston; provided, however, that (1) no such management fees shall be paid so long as any Event of Default has occurred and is continuing or would result therefrom and (2) management fees shall be payable in four equal quarterly installments sixty (60) days after the end of each Fiscal Quarter; (g) payments to Holdings necessary to enable Holdings: (1) to satisfy its federal, state and local income tax obligations that are the result of consolidated net income of the Borrower and its Subsidiaries being attributed to Holdings; (2) to pay the fees and expenses necessary to maintain Holdings' corporate existence and good standing; (3) to pay accounting fees attributable to the Borrower and its Subsidiaries; and (4) to buy back the Holdings' stock of any employee who has died or whose employment with the Borrower or its Subsidiaries has otherwise terminated, such repurchase payments not to exceed $500,000 in the aggregate in any
 Fiscal Year in cash payments; and (h) bonuses and other payments (including the forgiveness of Indebtedness) to Affiliates of the Borrower as set forth on
Schedule 8.4 hereto.

        8.5. Merger, Consolidation and Disposition of Assets.

        8.5.1. Mergers and Acquisitions. None of the Credit Parties will become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except for (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than ICON IP and International Holdings) with and into the Borrower (provided that the Borrower shall be the surviving entity), (ii) Permitted Acquisitions and (iii) acquisitions of assets in the ordinary course of business consistent with past practices.

        8.5.2. Disposition of Assets. No Credit Party shall dissolve, liquidate, sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts Receivable, other than (a) the sale of inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition for cash by a Credit Party of (i) equipment or fixtures that are obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $500,000 in the aggregate in any Fiscal Year and (ii) other equipment and fixtures having a value not exceeding $1,000,000 in the aggregate in any Fiscal Year, (c) non-recourse sales of consumer Accounts Receivable on terms approved in advance in writing by the Administrative Agent, (d) non-recourse sales not to exceed $10,000,000 in any 12-month period of Accounts Receivable owing by account debtors that are in bankruptcy, or whose Accounts Receivable are excluded from "Eligible Accounts Receivable", as such term is defined under the Senior Credit Facility Loan Agreement, for reasons related to the account debtor's creditworthiness, on terms approved in advance in writing by the Administrative Agent, (e) sale-leasebacks permitted under 8.6 and (f) licenses of intellectual property in the ordinary course of business and (g) the dissolution and liquidation of Jumpking, Versalite and World Fitness. Without limiting the generality of the foregoing, no Credit Party will sell any of its patents or trademarks or license any of its patents or trademarks to third parties under licenses that restrict the ability of the Credit Party (or the Administrative Agent) to sell or license the subject patent or trademark or impair the security interests granted to the Administrative Agent. With respect to any disposition of assets or other properties permitted pursuant to clause
(b) above, the Administrative Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to the Borrower, at the Borrower's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by the Borrower.

        8.6. Sale and Leaseback. No Credit Party shall engage in any sale-leaseback, Synthetic Lease or similar transaction involving any of its assets, except sale-leaseback transactions with respect to items of equipment (other than computer equipment and software) on terms reasonably satisfactory to the Administrative Agent in amounts not to exceed $2,000,000 in the aggregate in any Fiscal Year.

        8.7. Change of Fiscal Year. The Credit Parties will not at any time change their Fiscal Year.

        8.8. Employee Benefit Plans. None of the Credit Parties or any ERISA Affiliate will:

       (a) engage in any "prohibited transaction" within the meaning of 406 of ERISA or 4975 of the Code which could result in a material liability for the Credit Parties; or
       (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in 302 of ERISA, whether or not such deficiency is or may be waived; or
       (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Credit Parties pursuant to 302(f) or 4068 of ERISA.

        8.9. Compliance With Environmental Laws.  The Credit Parties will not
(a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, unless, in each case, such violation, use, condition, generation or activity could not reasonably be expected to have a material adverse effect on the value of such Real Estate or the business, assets, operations or financial condition of the Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under this Credit Agreement or the other Loan Documents.

        8.10. Change in Terms of Governing Documents.
       The Credit Parties shall not effect or permit any change in or amendment to any Governing Document of any Credit Party which could reasonably be expected to adversely affect the Lenders.

        8.11. Creation of Subsidiaries. None of the Credit Parties shall create or permit to exist any Subsidiary unless (a) one hundred percent (100%) of the Capital Stock or other equity interests of such Subsidiary are owned by a Credit Party, (b) prior to the formation of such Subsidiary, the Borrower shall notify the Administrative Agent and the Lenders thereof in writing, and (c) within ten
(10) Business Days of the formation of such Subsidiary, the Credit Parties shall, (i) take all steps as may be necessary or advisable in the opinion of the Administrative Agent to pledge to the Administrative Agent, for the benefit of the Lenders and the Agent, on a perfected, first-priority basis, all of the Capital Stock of such Subsidiary (limited, in the case of any foreign Subsidiary that is a "controlled foreign corporation" under Section 957 of the Internal Revenue Code, to a pledge of 65% of the Capital Stock of each such Subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower) pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, which such pledge agreement shall be a Pledge Agreement and a Security Document hereunder, (ii) cause any such Subsidiary to guaranty all of the Obligations hereunder pursuant to a guaranty in form and substance satisfactory to the Administrative Agent, which such guaranty shall be a Guaranty and a Security Document hereunder, (iii) cause any such Subsidiary to take all steps as may be necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a second priority, perfected security interest (subject only to the concurrent pledge in favor of the Senior Credit Facility Agent) in substantially all of its assets as collateral security for such guaranty, pursuant to security documents, mortgages, pledges and other documents in form and substance satisfactory to the Administrative Agent, each of which documents shall be Security Documents hereunder, and (iv) deliver to the Administrative Agent all such evidence of corporate or other authorization, legal opinions (including local counsel opinions where applicable) and other documentation as the Administrative Agent may request.

        8.12. Transactions with Affiliates.
       (a) Except as otherwise permitted in this 8.12 and 8.4(f), the Credit Parties will not engage in any transaction with any Affiliate (other than (a) for services by individuals as employees, officers and directors and (b) transactions between the Borrower and Subsidiary Guarantors otherwise permitted hereunder), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business.
       (b) The Credit Parties shall not pay compensation as salaries or otherwise in excess of $3,600,000 in the aggregate per year and $900,000 in the aggregate per Fiscal Quarter (plus an amount not in excess of $891,000 consisting of accrued and unpaid management fees as of the Closing Date) to Scott Watterson and Gary Stevenson; provided, however, that no such compensation shall be paid so long as any Event of Default has occurred and is continuing or would result therefrom.

        8.13. Agency Account. The Credit Parties will not (a) establish any bank accounts other than those listed on Schedule 6.20, without the Administrative Agent's prior written consent, (b) violate directly or indirectly any Agency Account Agreement or other bank agency or lock box agreement in favor of the Senior Credit Facility Administrative Agent, (c) deposit into any of the payroll accounts listed on Schedule 6.20 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts (other than balances not in excess of $150,000 in accordance with the Credit Parties' usual practices), or (d) cause the aggregate balance maintained in all deposit accounts (other than payroll accounts referred to in clause (c)) which are not subject to an Agency Account Agreement in favor of the Administrative Agent to exceed $350,000.

        8.14. Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except in the ordinary course of its business consistent with past practices.

        8.15. Subordinated Debt. The Credit Parties will not amend, supplement or otherwise modify the terms of any of the Subordinated Debt or prepay, redeem or repurchase any of the Subordinated Debt. The Credit Parties will not amend, supplement or otherwise modify the terms of any of the CS First Boston Debt or prepay, redeem or repurchase, or pay any cash interest with respect to, any of the CS First Boston Debt.

        8.16. Intentionally Omitted.

        8.17. No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except in connection with Derivative Agreements entered into solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

        8.18. Changes Relating to Certain Agreements. No Credit Party shall (a) change or amend the terms of the Management Agreements, the Employment Agreements or the Stockholders Agreement, except changes or amendments that do not adversely affect the rights or interests of Lenders and (b) change or amend the terms of the Senior Credit Facility Loan Agreement or any other Senior Credit Facility Loan Document unless such change or amendment is permitted under the Intercreditor Agreement.

        8.19. Credit Parties other than the Borrower. Holdings shall not engage in any trade or business, or own any assets (other than the Capital Stock of the Borrower) or incur any Indebtedness (other than the Obligations, the Senior Credit Facility Loan and the CS First Boston Debt). ICON New Brunswick shall not engage in any trade or business, or own any assets (other than a Local Account) or incur any Indebtedness (other than guarantees of the Obligations, the Senior Credit Facility Loan and the Subordinated Notes). International Holdings shall not engage in any trade or business or incur any Indebtedness (other than guarantees of the Obligations, the Senior Credit Facility Loan and the Subordinated Notes) or own any assets (other than the Capital Stock of the European Subsidiaries and Canadian Subsidiaries, Versalite and World Fitness). ICON IP shall not engage in any trade or business, own any assets or incur any Indebtedness (other than guarantees of the Obligations, the Senior Credit Facility Loan and the Subordinated Notes), unless, in each case, such trade, business, ownership of assets or incurrence of Indebtedness consists of owning intellectual property and intercompany transactions related thereto. Jumpking, Versalite and World Fitness shall not engage in any trade or business, own any assets or incur any Indebtedness

9.   FINANCIAL COVENANTS OF THE CREDIT PARTIES.

       Each Credit Party covenants and agrees that, so long as the Term Loan is outstanding, the Credit Parties shall not permit violation of the financial covenants presented below:

       9.1. Consolidated EBITDA. The Borrower will achieve Consolidated EBITDA during each period described below of not less than the amount set forth for each such fiscal period:


     Period                                        Consolidated EBITDA
     ------                                        -------------------
Seven (7) fiscal month period ending 12/31/05         $17,000,000
Nine (9) fiscal month period ending 2/28/06           $38,000,000
Twelve (12) fiscal month period ending 5/31/06        $40,300,000
Twelve (12) fiscal month period ending 8/31/06        $41,550,000
Twelve (12) fiscal month period ending 11/30/06       $42,800,000
Twelve (12) fiscal month period ending 2/28/07        $44,050,000
Twelve (12) fiscal month period ending 5/31/07        $45,300,000
Twelve (12) fiscal month period ending 8/31/07        $47,050,000
Twelve (12) fiscal month period ending 11/30/07       $48,800,000
Twelve (12) fiscal month period ending 2/28/08        $50,550,000
Twelve (12) fiscal month period ending 5/31/08        $52,300,000
Twelve (12) fiscal month period ending on each
fiscal quarter ended after 5/31/08                    $52,300,000


       Notwithstanding the foregoing, until the occurrence of an EBITDA Test Event, the Borrower shall not be required to comply with the minimum Consolidated EBITDA covenant set forth above in this Section 9.1. Upon the occurrence of an EBITDA Test Event, the first covenant compliance period for such Consolidated EBITDA covenant shall be the Borrower's most recently ended fiscal period preceding occurrence of the EBITDA Test Event as set forth above. If an EBITDA Test Event occurs prior to February 28, 2006, testing of the Consolidated EBITDA covenant shall commence with the seven (7) month period ending on December 31, 2005 at the level set forth above.
       If, after an EBITDA Test Event has occurred, the Borrower maintains Excess Availability of Forty Million Dollars ($40,000,000) or more for a period of thirty (30) consecutive Business Days, then testing of Borrower's compliance with the Consolidated EBITDA covenant shall again be suspended until an EBITDA Test Event shall thereafter occur.
       For the avoidance of doubt, for each period indicated above, Consolidated EBITDA shall be measured as of the last day of the Fiscal Month or Fiscal Quarter ending on or about the date indicated in the table above.
       9.2. Average Secured Funded Debt to Consolidated EBITDA. The Borrower will not permit the ratio of Average Secured Funded Debt to Consolidated EBITDA to exceed the ratio set forth below for each period indicated:


Twelve Month Period Ending                   Ratio
--------------------------                   -----
May 31, 2006                                 4.25:1
August 31, 2006                              4.25:1
November 30, 2006                            4.10:1
February 28, 2007                            3.90:1
May 31, 2007                                 3.75:1
August 31, 2007                              3.75:1
November 30, 2007                            3.60:1
February 28, 2008                            3.50:1
May 31, 2008                                 3.35:1
Each fiscal quarter
ended after May 31, 2008                     3.35:1


       For the avoidance of doubt, for each period indicated above, Consolidated EBITDA shall be measured as of the last day of the Fiscal Month or Fiscal Quarter ending on or about the date indicated in the table above.

       9.3. Combined Facility Borrowing Base. The Borrower shall not permit the aggregate of all Indebtedness (as such term is defined in the Subordinated Indenture) of the Credit Parties incurred pursuant to Sections 4.09(b)(1) and 4.09(b)(13) of the Subordinated Indenture, including, without limitation, the Term Loan and the Senior Credit Facility Loan, to exceed at any time an amount equal to the amount permitted to be incurred at such time pursuant to such Sections 4.09(b)(1) and 4.09(b)(13).

10.   CLOSING CONDITIONS.

       The obligations of the Lenders to make the Term Loan shall be subject to the satisfaction of the following conditions precedent, in each case, in form and substance satisfactory to the Administrative Agent and the Lenders:

        10.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

        10.2. Certified Copies of Governing Documents. Each of the Lenders shall have received from the Credit Parties a copy, certified by a duly authorized officer of such Person or other appropriate Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

        10.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Credit Parties of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders. The Articles of Association of each of ICON Health & Fitness (Holdings) Limited, ICON Health & Fitness Limited shall have been amended to provide that the directors thereof may not refuse a request to register a transfer of shares on enforcement of the applicable Security Documents.

        10.4. Incumbency Certificate. The Administrative Agent shall have received from each Credit Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Credit Party, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each such Person, each of the Loan Documents and to which such Credit Party is or is to become a party; and (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit.

        10.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable second priority perfected security interest in and Lien upon the Collateral (subject only to the Liens granted therein in favor of the Senior Credit Facility Agent to secure the Senior Credit Facility Loan). All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected (or, in the case of the U.K. Debenture and the International Pledge Agreement referred to in paragraph (b) of "International Pledge Agreements", will be made within five (5) days of the grant of such security). The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

        10.6. Perfection Certificates and Collateral Search Results. The Administrative Agent shall have received from each of the Credit Parties, a completed and fully executed Perfection Certificate and the results of UCC and intellectual property searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

        10.7. Certificates of Insurance. The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, naming the Administrative Agent as loss payee and/or additional insured, as applicable, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements and (b) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer).
        10.8. Agency Account Agreements. The Credit Parties shall have established the Concentration Account and such other deposit account control agreements relating to their respective domestic deposit accounts reasonably required by the Administrative Agent.

        10.9. Borrowing Base Report and Minimum Availability. The Administrative Agent shall have received an executed Borrowing Base Report, which Borrowing Base Report shall demonstrate Excess Availability of not less than $50,000,000, prior to application of the Availability Reserve (as set forth in the Senior Credit Facility Loan Agreement), after giving effect to the funding of the initial loans and extensions of credit under the Senior Credit Facility Loan Agreement.

        10.10. Accounts Receivable Aging Report. The Administrative Agent shall have received from the Borrower the most recent Accounts Receivable aging report of the Borrower dated as of a date which shall be no more than fifteen (15) days prior to the Closing Date and the Borrower shall have notified the Administrative Agent in writing on the Closing Date of any material deviation from the Accounts Receivable values reflected in such Accounts Receivable aging report and shall have provided the Administrative Agent with such supplementary documentation as the Administrative Agent may reasonably request.

        10.11. Inventory Appraisal. The Agent shall have received and be satisfied with the results of an appraisal of the inventory, machinery, equipment and Real Estate of the Borrower and its domestic and Canadian Subsidiaries.

        10.12. Payment of Closing Fees. The Borrower shall have paid to the Administrative Agent the fees required to be paid by it on the Closing Date.

        10.13. Payoff Letter. The Administrative Agent shall have received a copy of a payoff letter from General Electric Capital Corporation ("GECC"), indicating the amount of the loan obligations of the Credit Parties under the Existing Credit Agreement to be discharged on the Closing Date and an acknowledgment by GECC that the commitments have been terminated and upon receipt of such funds, it will authorize the filing of all termination statements and take such other actions as may be necessary to discharge any and all mortgages, deeds of trust and security interests granted by the Credit Parties in favor of GECC.

        10.14. Opinions of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from:

       (a) Weil, Gotshal & Manges LLP, special counsel to the Credit Parties;
       (b) Bearnson & Peck L.C., special Utah counsel to the Credit Parties;
       (c) McInnes Cooper, special New Brunswick counsel to the Credit Parties;
       (d) Holmested & Associates, special Quebec counsel to the Credit Parties; and
       (e) Cobbetts Solicitors, special English counsel to certain Credit
Parties.

        10.15. Intentionally Omitted.

        10.16. Title Insurance. The Administrative Agent shall have received a Title Policy covering each Mortgaged Property (or commitments to issue such policies, with all conditions to issuance of the Title Policy deleted by an authorized agent of the Title Insurance Company) together with proof of payment of all fees and premiums for such policies, from the Title Insurance Company and in amounts satisfactory to the Administrative Agent, insuring the interest of the Administrative Agent and each of the Lenders as mortgagee under the Mortgages.

        10.17. Hazardous Waste Assessments. The Administrative Agent shall have received hazardous waste site assessments from environmental engineers and in form and substance satisfactory to the Administrative Agent, covering all Real Estate and all other real property in respect of which any Credit Party may have material liability, whether contingent or otherwise, for dumping or disposal of Hazardous Substances.

        10.18. Solvency Certificate. The Administrative Agent shall have received an officer's certificate of Holdings and the Borrower dated as of the Closing Date as to the solvency of the Credit Parties following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

        10.19. No Material Adverse Change. Since the Balance Sheet Date, as determined by the Administrative Agent, there has occurred no material adverse change in the financial condition, business, assets, liabilities or business prospects of the Credit Parties, taken as a whole.

        10.20. Landlord Waivers. The Administrative Agent shall have received landlord waivers, each in form and substance satisfactory to the Administrative Agent, relating to each of the leased properties listed on Schedule 10.20 hereto.

        10.21. Intentionally Omitted.

        10.22. Collateral Examinations/Appraisals. The Administrative Agent shall have received the results of collateral examinations and appraisals performed with respect to the Collateral, each in form and substance satisfactory to the Administrative Agent.

        10.23. Financial Statements and Projections. The Administrative Agent shall have received the financial statements and projections referred to in section 6.2, each in form and substance satisfactory to the Administrative
Agent.

        10.24. Intercreditor Agreement; Senior Credit Facility Loan Documents.
(a) The Intercreditor Agreement shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent, and (b) the Administrative Agent shall have received certified copies of the Senior Credit Facility Loan Documents.

        10.25. Subordinated Debt. The Administrative Agent shall have received a certified copy of the Subordinated Debt Documents, together with written confirmation of the notice address for the trustee thereunder.

11.   ADDITIONAL CONDITIONS .

       The obligations of the Lenders to fund the Term Loan on the Closing Date shall also be subject to the satisfaction of the following conditions precedent:

        11.1. Representations True; No Default or Event of Default. Each of the representations and warranties of any Credit Party contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing, and no condition shall exist on such date which constitutes an Event of Default.

        11.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to fund its Commitment Percentage of the Term Loan.

        11.3. Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

        11.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent's Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

        11.5. Payment of Fees. The Credit Parties shall have complied with their obligations to pay all Fees and each other amount arising hereunder.

        11.6. Exchange Limitations. There exists no reason whatsoever, including, without limitation, by reason of the application of any so-called "currency exchange" laws, rules or regulations (as in effect at the time of any proposed borrowings hereunder) which could reasonably be expected to interfere with the Borrower satisfying any of its Obligations in full at such time as such Obligations become due and payable pursuant to the terms hereof.

       11.7. Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable second priority perfected security interest in and Lien upon the Collateral (subject only to the Liens granted therein in favor of the Senior Credit Facility Agent to secure the Senior Credit Facility Loan). All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

12.   EVENTS OF DEFAULT; ACCELERATION; ETC.

        12.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

       (a) the Borrower shall fail to pay any installment of principal of the Term Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

       (b) the Borrower shall fail to pay any interest on the Term Loan, the Fees, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such failure shall continue for three (3) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

       (c) any Credit Party shall fail to comply with any of its covenants contained in 7.1, 7.4, 7.5, 7.6, 7.7, 7.10, 7.11, 7.12, 7.13, 7.15, 7.16,
7.17, 8 or 9;

       (d) any Credit Party shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this section 12.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

       (e) any representation or warranty of any Credit Party in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

       (f) any Credit Party shall make an assignment for the benefit of creditors, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Credit Party or of any substantial part of the assets of any Credit Party or shall commence any case or other proceeding relating to any Credit Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application (including a bankruptcy application) shall be filed or any such case or other proceeding shall be commenced against any Credit Party and such Credit Party shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed or stayed within sixty (60) days following the filing thereof; or a receiver, trustee or other similar official shall be appointed for any Canadian Subsidiary or for any substantial part of the assets any Canadian Subsidiary;

       (g) a decree or order (including a bankruptcy order) is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Credit Party bankrupt or insolvent, or approving a petition or a bankruptcy application in any such case or other proceeding, or a decree or order (including a bankruptcy order) for relief is entered in respect of any Credit Party in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

       (h) there shall remain in force, undischarged, unsatisfied, unbonded and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against any Credit Party (considered collectively) that exceeds in the aggregate $1,000,000, which are not covered by insurance policies as to which coverage has been accepted;

       (i) (A) any Credit Party or any ERISA Affiliate (considered collectively) incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000, or any Credit Party or any ERISA Affiliate (considered collectively)is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of 302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (x) could be expected to result in liability of the Credit Parties to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (y) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the approp riate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan; (B) a Canadian Subsidiary terminates any Guaranteed Pension Plan applicable to it, (C) any event occurs providing grounds to terminate or wind-up a Guaranteed Pension Plan applicable to any Canadian Borrower Subsidiary in whole or in part by order of any applicable pension regulatory authority or (D) any event or condition occurs or exists which would require the appointment by the applicable regulator of a trustee or similar Person to administer a Guaranteed Pension applicable to any Canadian Subsidiary;

       (j) any Credit Party shall fail to pay at maturity, or within any applicable period of grace, any obligation for Indebtedness in excess of $500,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in excess of $500,000 for such period of time as would permit (assuming the lapse of time and/or giving of appropriate notice if required and assuming such breach has not been cured within the applicable grace period thereunder) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

       (k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent's security interests, mortgages or liens in all or a material portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents and the Intercreditor Agreement, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Credit Party or any of their respective equity holders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

       (l) if any material covenant, agreement or obligation of any Credit Party contained in or evidenced by the Loan Documents shall cease to be legal, valid, binding, or enforceable in accordance with the terms thereof other than as a result of a default or waiver thereof by the Administrative Agent;

       (m) a Change of Control shall occur;

       (n) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, expropriation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Credit Party if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business, assets, operation or financial condition of the Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under the Credit Agreement or the other Loan Documents;

       (o) any Credit Party shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of their business and such order shall continue in effect for more than thirty (30) days unless such order would not have a material adverse effect on the business, assets, operation or financial condition of the Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under this Credit Agreement or the other Loan Documents;

       (p) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Credit Party if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business, assets, operation or financial condition of the Credit Parties (taken as a whole), or the ability of any Credit Party to fulfill its obligations under this Credit Agreement or the other Loan Documents;

       (q) (i) the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt, the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part or an offer to prepay, redeem or repurchase the Subordinated Debt in whole or in part shall be required to be made or (ii) any Credit Party shall fail to observe or perform any material term, covenant or agreement contained in any Subordinated Debt Document as would permit (assuming the lapse of time and/or giving of appropriate notice if required and assuming such breach has not been cured within the applicable grace period thereunder) the holders thereof to accelerate the maturity thereof;

       (r) any "event of default" under the Senior Credit Facility Loan Agreement shall occur or the holders of all or any part of the Senior Credit Facility Loan shall accelerate the maturity of all or any part of the Senior Credit Facility Loan;

       (s) the Obligations shall cease for any reason rank senior in right of payment to any Subordinated Debt;

       (t) the provisions in the Intercreditor Agreement shall cease, in whole or in part, to be effective or cease to be legally valid, binding and enforceable against the holders of the Senior Credit Facility Loan; or

       (u) any Credit Party shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against any Credit Party, a punishment for which in any such case could include the forfeiture of any assets of any Credit Party having a fair market value in excess of $1,000,000; then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower, declare all amounts owing with respect to this Credit Agreement and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; provided that in the event of any Event of Default specified in sections 12.1(f) or 12.1(g), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

        12.2. Intentionally Omitted

        12.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Term Loan pursuant to section 12.1, each Lender if owed any amount with respect to the Term Loan, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

        12.4. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

       (a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all amounts in respect of all fees, indemnities, costs, expenses, disbursements and other amounts (including charges and disbursements of counsel to the Administrative Agent) and losses payable to the Administrative Agent or incurred or sustained by the Administrative Agent in its capacity as such, including, without limitation, in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or Liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

       (b) Second, to the payment of that portion of the Obligations constituting fees, indemnities, costs, expenses, disbursements and other amounts (including charges and disbursements of counsel to the Lenders but excluding principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

       (c) Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

       (d) Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Term Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

       (e) Fifth, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made with respect to each type of Obligation owing to the Lenders, among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

       (f) Sixth, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to section 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code
 of the Commonwealth of Massachusetts; and

       (g) Seventh, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

13.   SETOFF.

       Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to any Credit Party and any securities or other property of any Credit Party in the possession of such Lender or any of its Affiliates may, at any time, without demand or notice (any such notice being expressly waived by each Credit Party), in whole or in part, be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities or obligations, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of any Credit Party to such Lender regardless of the adequacy of any other collateral securing the Loan. Each of the Lenders agrees with each other Lender that (i) if an amount to be set off is to be applied to Indebtedness of any Credit Party to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by the Term
 Note of such Lender, and (ii) if such Lender shall receive from any Credit Party or any other source, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Term Notes in the name of such Lender by proceedings against a Credit Party at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of its Term Note any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the debt evidenced by the Term Notes corresponding to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the debt evi denced by the Term Note in its name, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY CREDIT PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

14.   THE AGENT.

        14.1. Authorization.

       (a) The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, and, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

       (b) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term "Administrative Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders, provided that the Administrative Agent shall act as security trustee pursuant to, and in accordance with, certain of the Security Documents governed by English law.

       (c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a "representative" of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

       (d) The Administrative Agent is authorized and directed to consent to any sale or other disposition of Collateral permitted to be sold or disposed of hereunder, and to release its Liens on such Collateral, and the Administrative Agent is authorized to rely on a certification from the Borrower that such sale or disposition is permitted hereunder.

       (e) The Administrative Agent is authorized and directed to execute and deliver the Intercreditor Agreement on behalf of the Lenders and to act in accordance with the provisions thereof. Each of the Lenders agrees to be bound by the provisions thereof.

       (f) Each Lender appoints the Administrative Agent to act as its agent and security trustee under and in accordance with the Security Documents.

        14.2. Foreign Appointments.

        14.2.1. Quebec Appointment. Each Lender, or its representative duly authorized on its behalf, hereby appoints the Administrative Agent as its fonde de pouvoir to take, receive and hold on behalf of, and for the benefit of, each of the Bondholders, all rights and hypothecs created hereby as continuing security for the payment of the Bonds from time to time issued and outstanding from time to time under the Deed of Hypothec, and to exercise any and all powers and rights and to perform any and all duties conferred upon it under the Deed of Hypothec or by Bondholders' Instrument. Each party hereto agrees that, notwithstanding Section 32 of An Act Respecting Special Powers of Legal Persons (Quebec), the Administrative Agent shall also be entitled to act as Bondholder and to acquire and/or be the pledgee of any Bond or other titles of indebtedness to be issued under any such Deed of Hypothec.

        14.2.2. English Appointment. Each Lender, or its representative duly authorized on its behalf, hereby appoints the Administrative Agent to act as its agent and security trustee under and in connection with the English law governed Security Documents.

        14.2.3. Italy Appointment. Each Lender, or its representative duly authorized on its behalf, hereby appoints the Administrative Agent to act as its agent and security trustee under and in connection with the Italian law governed Security Documents.

        14.2.4. France Appointment. Each Lender, or its representative duly authorized on its behalf, hereby appoints the Administrative Agent to act as its agent and security trustee under and in connection with the French law governed Security Documents.

        14.2.5. German Appointment. Each Lender, or its representative duly authorized on its behalf, hereby appoints the Administrative Agent to act as its agent and security trustee under and in connection with the German law governed Security Documents.

        14.3. Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower
        14.4. No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable to any Lender for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

        14.5. No Representations.

        14.5.1. General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for any of the Loan Documents, or for the value of any such collateral security or for the validity, enforceability, or collectibility of any such amounts owing with respect to any of the Loan Documents, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any Credit Party, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for any of the Loan Documents or to inspect any of the properties, books or records of any Credit Party. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Credit Party shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of any Credit Party. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

        14.5.2. Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in secion 10, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent active upon the Borrower's account shall have received notice from such Lender not less than one (1) Business Day prior to the Closing Date specifying such Lender's objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.

        14.6. Payments.

        14.6.1. Payments to Agent. A payment by the Borrower to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by the Administrative Agent for the account of such Lender except as otherwise expressly provided herein or in any of the other Loan Documents.

        14.6.2. Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

        14.6.3. Intentionally Omitted

        14.7. Intentionally Omitted.

        14.8. Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent has not been reimbursed by the Borrower as required by section 15), and liabilities of every nature and character arising out of or related to this Credit Agreement or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent's willful misconduct or gross negligence.

        14.9. Administrative Agent as Lender. In its individual capacity, the Administrative Agent shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, as it would have were it not also the Administrative Agent.

        14.10. Resignation; Removal. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative A gent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

        14.11. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or Event of Default, it shall promptly notify the Administrative Agent thereof; provided that no Lender shall be liable for failure to deliver such notice. The Administrative Agent hereby agrees that upon receipt of any notice under this section 14.11 or section 7.5 it shall promptly notify the other Lenders thereof.

        14.12. Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken o r omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

        14.13. Administrative Agent May File Proofs of Claim.

       (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

       (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under section s2.6, 5.1 and 15) allowed in such proceeding or under any such assignment; and

       (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

       (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under sections 2.6,
5.1 and 15).

       (c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

15.   EXPENSES.

       The Borrower agrees to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent, or any of the Lenders (other than taxes based upon the Administrative Agent's or any Lender's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Administrative Agent and each Lender with respect thereto), (iii) the fees, expenses and disbursements of the Administrative Agent's Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the closing hereunder, amendments, modifications, approvals, consents or waivers hereto or hereunder, and proposed amendments, modifications, approvals, consents or waivers hereto or hereunder, (iv) the fees, expenses and disbursements of the Administrative Agent incurred by the Administrative Agent in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, including, without limitation, collateral examination, appraisal expenses and environmental audits, inspections, testing and reports, (v) all out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Administrative Agent or any Lender in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against any Credit Party or the administration thereof after the occurrence of a Default or Event of Default, and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender's or the Administrative Agent's relationship with any Credit Party, (vi) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent, the Lenders or any of their Affiliates in establishing, maintaining or handling of any accounts for the collection of any of the Collateral, (vii) all fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings, mortgage recordings and other personal and real property searches and filings and (viii) all title insurance premiums and surveyor, engineering, appraisal and examination charges. The Borrower and each of the Guarantors authorizes the Administrative Agent and the Lenders to debit any account maintained by such Persons with the Administrative Agent, the Lenders, or any of their Affiliates, in payment of amounts due hereunder. The covenants of this section 15 shall survive payment or satisfaction of all other Obligations.

16.   INDEMNIFICATION.

       The Borrower agrees to indemnify and hold harmless the Administrative Agent and the Lenders, together with each of their Related Parties, from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrower or any other Credit Party of the proceeds of the Term Loan, (ii) the reversal or withdrawal of any provisional credits granted by the Administrative Agent, the Lenders, or any of their Affiliates upon the transfer of funds from bank agency or lock box accounts or in connection with the provisional honoring of checks or other items, (iii) any Credit Party entering into or performing this Credit Agreement or any of the other Loan Documents, (iv) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any Credit Party comprised in the Collateral, or (v) with respect to the Credit Parties and their respective properties and assets, the violation of any environmental law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrower shall not be liable to the Administrative Agent, the Lenders, or any of their Related Parties for any of the foregoing to the extent that they arise from such Person's gross negligence, breach of contract or willful misconduct. In litigation, or the preparation therefor, the Lenders and the Administrative Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this section 16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this section 16 shall survive payment or satisfaction in full of all other Obligations.

17.   SURVIVAL OF COVENANTS, ETC.

       All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Credit Party pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Term Loan, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf any Credit Party pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Credit Party hereunder.

18.   ASSIGNMENT AND PARTICIPATION.

        18.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of section 18.2, (b) by way of participation in accordance with the provisions of section 18.5 or (c) by way of pledge or assignment of a security interest subject to the restrictions of section 18.8 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in section 18.5 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

        18.2. Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

       (a) except in the cases of an assignment of the full amount of the assigning Lender's Commitment and the portion of the Term Loan at the time owing to it or of an assignment to a Lender or a Lender Affiliate, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

       (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Term Loan;

       (c) any assignment of a Lender's Commitment must be approved by the Administrative Agent (whether or not the proposed assignee is itself a Lender with a commitment or would otherwise qualify as an Eligible Assignee), such approvals not to be unreasonably withheld or delayed; and

       (d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

       Subject to acceptance and recording thereof by the Administrative Agent pursuant to section 18.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) section 5.2.2 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) section 16 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with section 18.5

        18.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        18.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Term Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Term Note, a new Term Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Term Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Term Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Term Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Term Notes.

        18.5. Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of the Term Loan owing to it); provided that (a) such Lender's obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Credit Parties and the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on the Term Loan, extend the Maturity Date , reduce the amount of any Commitment Fee or other Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to section 18.6, the Credit Parties agree that each Participant shall be entitled to the benefits of section 5.2.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to section 18.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of section 13 as though it were a Lender, provided such Participant agrees to be subject to section 13 as though it were a Lender.

        18.6. Payments to Participants. A Participant shall not be entitled to receive any greater payment under section 5.2.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

        18.7. Assignee or Participant Affiliated with the Credit Parties. If any assignee Lender is an Affiliate any Credit Party, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to section 12.1, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans. If any Lender sells a participating interest in any of the Loans to a Participant, and such Participant is a Credit Party or an Affiliate of a Credit Party, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to section 12.1, to the extent that such participation is beneficially owned by a Credit Party or any Affiliate of a Credit Party, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loan to the extent of such participation.

        18.8. Miscellaneous Assignment Provisions. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under section 4 of the Federal Reserve Act, 12 U.S.C.
section 341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of any Credit Party or the Administrative Agent hereunder.

19.   NOTICES, ETC.

       Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement shall be in writing and shall be (i) delivered in hand, (ii) mailed by United States registered or certified first class mail, postage prepaid, (iii) sent by overnight courier, or (iv) sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

       (a) if to any Credit Party, c/o ICON Health & Fitness, Inc., 1500 South, 1000 West, Logan, Utah 84321, Attention: S. Fred Beck, or at such other address as shall last have furnished in writing to the Person giving the notice;

       (b) if to the Administrative Agent, at 40 Broad Street, Boston, MA 02109,
Attention: Michael L. Pizette, Managing Director, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

       (c) if to any Lender, at such Lender's address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

       Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

20.   GOVERNING LAW.

        THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH CREDIT PARTY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH CREDIT PARTIES BY MAIL AT THE ADDRESS SPECIFIED IN SECTION
19. EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

21.   HEADINGS.

       The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

22.   COUNTERPARTS.

       This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

23.   ENTIRE AGREEMENT, ETC.

       The Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in the Loan Documents.

24.   WAIVER OF JURY TRIAL.

        EACH PARTY HERETO MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Credit Party (i) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that this waiver constitutes a material inducement for the Administrative Agent and the Lenders to execute this Credit Agreement and make the Loans.

25.   CONSENTS, AMENDMENTS, WAIVERS, ETC.

       Any consent or approval required or permitted by this Credit Agreement to be given by all of the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any Credit Party of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

       (a) without the written consent of each Credit Party and each Lender directly affected thereby:

       (i) reduce or forgive the principal amount of the Term Loan, or reduce the rate of interest on the Term Loan (other than interest accruing pursuant to section 5.5 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto) or the amount of the Early Termination Fee;

       (ii) postpone or extend the Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Term Loan or any fees or other amounts payable to such Lender or waive any Event of Default relating thereto (it being understood that (A) a waiver of the application of the Default Rate, (B) any vote to rescind any acceleration made pursuant to section 12.1 of amounts owing with respect to the Loan and other Obligations and
(C)any modifications of the provisions relating to amounts or timing of prepayments of the Loan and other Obligations shall require only the approval of the Required Lenders); or

       (iii) release any Credit Party from any Obligations consisting of principal, interest, fees, reimbursement obligations, expenses, or indemnities, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations under the Guaranties (excluding, if a Credit Party becomes a debtor under the federal Bankruptcy Code, the release of "cash collateral", as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

       (b) without the written consent of all of the Lenders, (i) amend or waive this section 25 or the definition of Required Lenders, or (ii) amend or waive section 12.4;

       (c) without the written consent of the Administrative Agent, amend or waive section 2.6.1, section 2.6.2, section 14, or any other provision applicable to the Administrative Agent;

       (d) in the event of any change in the Person acting as the Administrative Agent, without the written consent of the Administrative Agent, amend or waive any provision of this Credit Agreement accruing to the benefit of such Person in respect of all actions taken or omitted to be taken by either of them prior to such change.

       No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any Credit Party shall entitle any Credit Party to other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained herein, the Administrative Agent, together with the Borrower, shall have the sole authority to amend or modify any provision of the Fee Letter.

26.   SEVERABILITY.

       The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction. The parties agree that they will negotiate in good faith to replace any provision hereof so held invalid or unenforceable with a valid provision which is as similar as possible to the invalid or unenforceable provision.

27.   CONFIDENTIALITY.

       Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Docu ment or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Article 27, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or
(ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Article 30 or (y) becomes available to the Administrative Agent and any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties.

       For purposes of this Section, "Information" means all information received from the Credit Parties relating to the Credit Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent and any Lender on a nonconfidential basis prior to disclosure by a Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

       Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Credit Parties, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

       Each Credit Party hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of such Credit Party hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any the Credit Parties or their securities) (each, a "Public Lender"). Each Credit Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," each Credit Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Credit Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in this
Article 30); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and
(z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

       Notwithstanding the foregoing, with the prior written consent of the Borrower (which approval shall not be unreasonably withheld) the Administrative Agent may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Credit Agreement and may make reference to the Borrower or any other Credit Party (and may utilize any logo or other distinctive symbol associated with the Borrower or any other Credit Party) in connection with any advertising, promotion, or marketing undertaken by the Administrative Agent.

28.   USA PATRIOT ACT.

       Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act.

29.   DESIGNATION OF PERMITTED LIENS.

       The designation of a Lien as a Permitted Lien is not, and shall not be deemed to be, an acknowledgment by the Administrative Agent or the Lenders to any Person that the Lien shall have priority over any Lien of the Administrative Agent granted in any Loan Document.

IN WITNESS WHEREOF, the undersigned have duly executed this Junior Term Loan Credit Agreement as a sealed instrument as of the date first set forth above.

        ICON HEALTH & FITNESS, INC.


       By: /s/ S Fred Beck
           ---------------
       Name:  S. Fred Beck
       Title:  Chief Financial and Accounting Officer


BACK BAY CAPITAL FUNDING LLC individually and As Administrative Agent and Lender


       By: /s/ Michael L. Pizette
           ----------------------
       Name:  Michael L. Pizette
       Title:  Managing Director

HF HOLDINGS, INC.

       By: /s/ S. Fred Beck
           ----------------
       Name:  S. Fred Beck
       Title:  Chief Financial and Accounting Officer

        ICON INTERNATIONAL HOLDINGS, INC.


       By: /s/ Brad H. Bearnson
           --------------------
       Name:  Brad H. Bearnson
       Title:  Secretary

        UNIVERSAL TECHNICAL SERVICES


       By: Brad H. Bearnson
           ----------------
       Name:  Brad H. Bearnson
       Title:  Secretary

ICON DU CANADA INC./ ICON OF CANADA INC.


       By: /s/ Brad H. Bearnson
           --------------------
       Name:  Brad H. Bearnson
       Title:  Secretary

        510152 N.B. LTD.


       By: /s/ Brad H. Bearnson
           --------------------
       Name:  Brad H. Bearnson
       Title:  Secretary

        NORDICTRACK, INC.

       By:/s/ Brad H. Bearnson
          --------------------
       Name:  Brad H. Bearnson
       Title:  Secretary

        ICON IP, INC.


       By: /s/ S. Fred Beck
           ----------------
       Name:  S. Fred Beck
       Title:  President

        FREE MOTION FITNESS, INC.


       By: /s/ Brad H. Bearnson
           --------------------
       Name:  Brad H. Bearnson
       Title:  Secretary


Exhibit A
Form of Assignment and Acceptance

       This Assignment and Acceptance (the "Assignment and Acceptance") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Junior Term Loan Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
       For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Perso n, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.     Assignor:
2.     Assignee:     [and is an Affiliate/Approved Fund of [identify Lender]1]

3.     Borrower:     ICON Health & Fitness, Inc.

4.     Administrative Agent:     Back Bay Capital Funding LLC, as the
Administrative Agent under the Credit Agreement.

5.     Credit Agreement:     Junior Term Loan Credit Agreement dated as of
October [__], 2005, by and among the Borrower, the other Credit Parties thereto, Back Bay Capital Funding LLC and the other Lenders from time to time party thereto (collectively, the "Lenders"), the Administrative Agent for itself and the other Lenders, and the other agents party thereto

6.     Assigned Interest:
Aggregate Amount of           Amount of             Percentage Assigned of
Commitment/Term Loan           Commitment/Term          Commitment/Term
for all Lenders*              Loan Assigned*               Loan2
---------------------         ----------------      ----------------------
$                              $                               %
$                              $                               %
$                              $                               %

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]


[7.     Trade Date:          ______________]3
[Remainder of page intentionally left blank]
The terms set forth in this Assignment and Acceptance are hereby agreed to:
                                            ASSIGNOR
[NAME OF ASSIGNOR]
                                            By:______________________________
                                               Title:
                                            ASSIGNEE
                                            [NAME OF ASSIGNEE]
                                            By:______________________________
                                               Title:
[Consented to and]4 and Accepted:
BACK BAY CAPITAL FUNDING LLC, as
    Administrative Agent
By: ______________________________
    Title:
[Consented to:]5
[NAME OF RELEVANT PARTY]
By: ______________________________
    Title:




ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ACCEPTANCE

               1.     Representations and Warranties.
               1.1     Assignor.  The Assignor (a) represents and warrants that
(i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,
(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates, any other Credit Party or any other Person obligated in respect of any Loan Document or
(iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates, any other Credit Party or any other Person of any of their respective obligations under any Loan Document.

               1.2.     Assignee.  The Assignee (a) represents and warrants that
(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to sections
6.2 and 7.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender6, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents (including, without limitation, the Intercreditor Agreement) are required to be performed by it as a Lender.

               2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

               3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.




Exhibit B
Form of Collateral Update Certificate

Company Name:

Date:


 1.   Period End Accounts Receivable as of  ____ /____ /____

 2.   Accounts Receivable Ineligibles as of   ____ /____ /____
$
(CIRCLE ONE)
Accounts over_____days from Due / Invoice Date            $
Intercompany Accounts                                     $
Government Accounts                                       $
Contra Accounts                                           $
Foreign Accounts                                          $
_____% Cross-aging Exclusion                              $
Other _________________________                           $
Other _________________________                           $

TOTAL INELIGIBLES                                         $

 3.   Eligible Accounts Receivable  (Line 1 minus Line 2) $

 4.   Accounts Receivable Advance Rate

 5.   Accounts Receivable Availability  (Line 3 times Line 4) $


 6.    Inventory as of          /          /  Source:

 Type   Gross Amount  (-) Ineligible (X) Adv.Rate  Total Inventory Availability






 7.   Other Availability  _____________________________________________  $
 8.   Other Availability  _____________________________________________  $
 9.   Total Gross Availability
(The lesser of the total of Lines 5, 6, 7 and 8                          $

  or Credit Line of $___________________)

 10.  Loan Balance            $


 11.  Trade L/Cs Outstanding

 12.  Total of FX, SBLC, BA, and Bill of Lading Guarantee Exposures


 13.  Net Availability  (Line 9 minus the total of Lines 10, 11, & 12)

_______________________________________

Prepared by


The Company named in the box above labeled "Company Name" (the "Company"), by its duly authorized officer signing below, hereby certifies that (a) the information set forth in this certificate is true and correct as of the date(s) indicated herein and (b) the Company is in compliance with all terms and provisions in (i) the loan or other agreement between the Company and Back Bay Capital

Funding LLC, as agent, pursuant to which this certificate is delivered (the "Agreement") and (ii) any and all documents, instruments and agreements evidencing, governing or securing the Agreement or otherwise executed in connection therewith.








Exhibit C
Form of Term Note

SECURED PROMISSORY NOTE
$40,000,000.00     October __, 2005
     Boston, Massachusetts
FOR VALUE RECEIVED, the undersigned, ICON HEALTH & FITNESS, INC., a Delaware corporation (the "Borrower") promises to pay to the order of BACK BAY CAPITAL FUNDING LLC (the "Lender"), at the office of the Lender located at 40 Broad Street, Boston, MA 02109 or such other office as the holder hereof may from time to time designate in writing, in lawful money of the United States of America and in immediate available funds, the principal amount of Forty Million Dollars ($40,000,000.00), together with interest from and after the date hereof on the unpaid principal balance outstanding at a variable rate per annum as set forth in the Junior Term Loan Credit Agreement between Borrower and Lender, as Administrative Agent and as a Lender thereunder, of even date herewith (hereinafter, as amended from time to time, the "Credit Agreement").
This Promissory Note (the "Note") is the Term Note referred to in, and is issued pursuant to the Credit Agreement and is entitled to all of the benefits and security of the Credit Agreement. All of the terms, covenants and conditions of the Credit Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Credit Agreement.

The rate of interest in effect hereunder shall be calculated with reference to the Applicable Rate, as more specifically provided in the Credit Agreement. The interest due shall be computed in the manner provided in the Credit Agreement. The principal and accrued interest of this Note shall be due and payable on the dates and in the manner set forth in the Credit Agreement.
Notwithstanding the forgoing, the entire unpaid principal balance and any accrued interest on this Note shall be due and payable immediately upon any termination of the Credit Agreement.

This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.1 of the Credit Agreement. Borrower may also terminate the Credit Agreement and, in connection with such termination, prepay this Note in the manner provided in Section 2.6.3 of the Credit Agreement.
Upon the occurrence of an Event of Default, Lender shall have all rights and remedies set forth in Section 12 of the Credit Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).
THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]


This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.
Attest/Witness:
ICON HEALTH & FITNESS, INC.
(Seal)

By:
Name:
Title:
By:
Name:
Title:



Exhibit D

Form of Compliance Certificate

Financial Statement Date: ________________
To: Back Bay Capital Funding LLC, as Administrative Agent
Ladies and Gentlemen:

     Reference is made to that certain Junior Term Loan Credit Agreement, dated as of October 31, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms therein being used herein as therein defined), by and among ICON Health & Fitness, Inc., a Delaware corporation (the "Borrower"), the other Credit Parties party thereto, the Lenders from time to time party thereto, and Back Bay Capital Funding LLC, as Administrative Agent for itself and the other Lenders party thereto.

     The undersigned officer hereby certifies that s/he is the [chief financial officer or cash manager] of the Borrower, and that, as such, s/he is authorized to execute and deliver this certificate (this "Certificate") to the Administrative Agent on the behalf of the Borrower, and that, after due inquiry:

       1. The undersigned has reviewed and is familiar with the terms of the
Credit Agreement and  [select one:]   has no knowledge of any Default or Event
of Default which has occurred and continues to exist as of the date of this
Certificate, or    has knowledge of a Default or Event of Default and the
following is a list of each such Default or Event of Default and its nature and status: [Insert Details]

       2. The financial covenant analyses and information set forth on Schedule 1 attached hereto is true and accurate on and as of the date of this Certificate and all computations therein were made in accordance with GAAP.

       3. [Select one:]   There is no event for which the Borrower or any other
Credit Party is required to give notice to the Administrative Agent or Lenders
pursuant to Section 7.5 of the Credit Agreement or   the Borrower hereby gives
the Administrative Agent and Lenders notice of the following:

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________ __, _____.
     ICON HEALTH & FITNESS, INC.

     By: ____________________________
     Name:
     Title:

Schedule 1 to Compliance Certificate

For the Period ended _______________________ ("Statement Date")
       1.     Section 9.1.     Minimum Consolidated EBITDA [Select One]:
      ___ (i)   No EBITDA Test Event has occurred; or
      ___ (ii)   An EBITDA Test Event has occurred but the Borrower has
maintained Excess Availability of Forty Million Dollars ($40,000,000) or more for a period of thirty (30) consecutive Business Days since the occurrence of the EBITDA Test Event; or
      ___ (iii) The Borrower's Consolidated EBITDA for the relative period(s) was as presented below (the calculations for which follow on Schedule 2):

Period                   Minimum Consolidated             Actual Consolidated
                            EBITDA Required                     EBITDA
----------------------   --------------------             -------------------
Seven (7) fiscal month
period ending 12/31/05        $17,000,000

Nine (9) fiscal month
period ending 2/28/06         $38,000,000

Twelve (12) fiscal month
period ending 5/31/06         $40,300,000

Twelve (12) fiscal month
period ending 8/31/06         $41,550,000

Twelve (12) fiscal month
period ending 11/30/06        $42,800,000

Twelve (12) fiscal month
period ending 2/28/07         $44,050,000

Twelve (12) fiscal month
period ending 5/31/07         $45,300,000

Twelve (12) fiscal month
period ending 8/31/07         $47,050,000

Twelve (12) fiscal month
period ending 11/30/07        $48,800,000

Twelve (12) fiscal month
period ending 2/28/08         $50,550,000

Twelve (12) fiscal month
period ending 5/31/08         $52,300,000

Twelve (12) fiscal month
period ending on each fiscal
quarter period ended after
5/31/05                       $52,300,000


       2.     Section 9.2.      Ratio of Average Secured Funded Debt to
Consolidated EBITDA:
Twelve Month Period Ending       Maximum Ratio                Actual Ratio
--------------------------       -------------                ------------
May 31, 2006                        4.25:1
August 31, 2006                     4.25:1
November 30, 2006                   4.10:1
February 28, 2007                   3.90:1
May 31, 2007                        3.75:1
August 31, 2007                     3.75:1
November 30, 2007                   3.60:1
February 28, 2008                   3.50:1
May 31, 2008                        3.35:1
Each Fiscal quarter ended after
May 31, 2008                        3.35:1


       3. Pursuant to Section 9.3 of the Credit Agreement, as of the date of this Certificate, the aggregate of all Indebtedness (as such term is defined in the Subordinated Indenture) of the Credit Parties incurred pursuant to Sections 4.09(b)(1) and 4.09(b)(13) of the Subordinated Indenture, including, without limitation, the Term Loan and the Senior Credit Facility Loan, does not exceed the amount permitted to be incurred pursuant to such Sections 4.09(b)(1) and 4.09(b)(13).

Schedule 2 to Compliance Certificate

A.  The Consolidated EBITDA for the ________ month period ending _________:



1. Consolidated net income of the Credit Parties: $_________________ plus
(without duplication):

2. Provision for income taxes:                    $_________________

3. Consolidated Interest Expense:                 $_________________

4. non-cash loss from extraordinary items:        $_________________

5. non-cash charges (including depreciation
and amortization):                                $_________________

6. amortized debt discount:                       $_________________
7. deduction to consolidated net income as
the result of grants of capital stock to
management:                                       $________________
minus
(without duplication):

8. income tax credits:                            $_________________

9. interest income:                               $_________________

10. gain from extraordinary items:                $_________________
11. aggregate net gain arising from the
sale, exchange or other disposition of
capital assets by an Credit Party:                $_________________
12. other non-cash gains added in determining
consolidated net income:                          $_________________

13. Consolidated EBITDA:                          $_________________


B. The Average Secured Funded Debt to Consolidated EBITDA for the twelve month period ending _____________________:

     1.     Average Secured Funded Debt           $________________

     2.     Consolidated EBITDA                    $________________

     3.     Ratio of Item 1 to Item 2               _______:_________




Exhibit E
Form of Indenture Borrowing Base Report
[Date]_________ __, ____
To: Back Bay Capital Funding LLC, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Junior Term Loan Credit Agreement, dated as of October 31, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), by and among ICON Health & Fitness, Inc., a Delaware corporation (the "Borrower"), the other Credit Parties party thereto, the Lenders from time to time party thereto, and Back Bay Capital Funding LLC, as Administrative Agent for itself and the other Lenders. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

     The undersigned officer hereby certifies, in such capacity and not individually, that s/he is the [chief financial officer or cash manager] of the Borrower, and that, as such, s/he is authorized to execute and deliver this Indenture Borrowing Base Report to the Administrative Agent on behalf of the Borrower, and that:

       1. All the information set forth in this Indenture Borrowing Base Report is true and correct as of the date(s) indicated herein; and

       2. As of the date hereof, the Borrower is in compliance with all terms and provisions contained in the Credit Agreement and the other Loan Documents

     IN WITNESS WHEREOF, the undersigned has executed this Indenture Borrowing Base Report pursuant to section 7.4(f) of the Credit Agreement, as of the date first written above.

ICON HEALTH & FITNESS, INC.

By: ____________________________
Name:
Title:
INDENTURE BORROWING BASE REPORT
As of _______________ __, ____
(To be calculated as set forth in the Credit Agreement with reference to the Subordinated Indenture)

     For the Fiscal Quarter ending on the date set forth above:


AR Per Aging

Less

   Over 90

   Intercompany



AR Less Ineligibles

AR Advance Rate (85%)

Available AR



Inventory per perpetual

Inventory Advance Rate

   [60% or 70%]



Indenture Borrowing Base



Additional Allowable Debt



Total amount of "Senior Debt"


Exhibit F
Excess Availability Report
[Date]_________ __, 20__
To: Back Bay Capital Funding LLC, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Junior Term Loan Credit Agreement, dated as of October 31, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), by and among ICON Health & Fitness, Inc., a Delaware corporation (the "Borrower"), the other Credit Parties party thereto, the Lenders from time to time party thereto, and Back Bay Capital Funding LLC, as Administrative Agent for itself and the other Lenders. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

     The undersigned officer hereby certifies, in such capacity and not individually, that s/he is the [chief financial officer or cash manager] of the Borrower, and that, as such, s/he is authorized to execute and deliver this Excess Availability Report to the Administrative Agent on behalf of the Borrower, and that:

       1. Attached hereto as Schedule 1 is a calculation of Excess Availability as of each Business Day since the date of the last Excess Availability Report delivered by the Borrower to the Administrative Agent.

       2. The calculations set forth on Schedule 1 attached hereto are true and accurate as of the date of this Report, and to the extent applicable and required under the terms of the Credit Agreement, were determined by reference to the Senior Credit Facility Loan Agreement (as defined in the Credit Agreement), as in effect as of the Closing Date.

     IN WITNESS WHEREOF, the undersigned has executed this Excess Availability Report pursuant to section 7.4(e) of the Credit Agreement, as of the date first written above.

ICON HEALTH & FITNESS, INC.
By:_____________________
Name:
                                          Title:

Schedule 1 to Excess Availability Report
For the Period ended _______ __, 20__

1.  Date
2.  Total Commitment1
3. Borrowing Base
4.  Lesser of Column (2) and Column (3)
5. Revolving Credit Exposure
6.  Excess Availability (Difference between Column 4 and Column 5)




1 Select as applicable.
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.
6 The concept of "Non-U.S. Lender" should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.
1 Unless otherwise indicated, capitalized terms used in this Excess Availability Report have the respective meanings ascribed to such terms in the Senior Credit Facility Loan Agreement, as in effect on the Closing Date, without giving effect to subsequent amendments.